UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

EDGEWELL PERSONAL CARE COMPANY

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2019 Annual Meeting

and

Proxy Statement

February 1, 2019

8:30 a.m. Eastern Time

Hyatt Regency

5001 Coconut Road

Bonita Springs, Florida 34134

EDGEWELL PERSONAL CARE COMPANY

6 Research Drive

Shelton, Connecticut 06484

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Edgewell Personal Care Company to be held at 8:30 a.m. Eastern Time on Friday, February 1, 2019 at the Hyatt Regency, 5001 Coconut Road, Bonita Springs, Florida 34134.

In connection with the Annual Meeting, we have prepared a Notice of Annual Meeting of Shareholders, a Proxy Statement, and our 2018 Annual Report. On or about December 20, 2018, we will mail to our shareholders these materials or a Notice of Availability of Proxy Materials containing instructions on how to access these materials online.

If you plan to attend the Annual Meeting, please bring proof of identification (such as a driver’s license or other photo identification).

Whether you plan to attend the Annual Meeting or not, we encourage you to read the Proxy Statement and vote your shares. You may vote over the Internet, as well as by telephone, or, if you received or requested to receive printed proxy materials, by signing, dating and returning the proxy card enclosed with the proxy materials in the postage-paid envelope provided. However you decide to vote, we would appreciate you voting as soon as possible.

Regards,

DAVID P. HATFIELD

Chairman, President and Chief Executive Officer

December 20, 2018

EDGEWELL PERSONAL CARE COMPANY

6 Research Drive

Shelton, Connecticut 06484

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2019 Annual Meeting of Shareholders of Edgewell Personal Care Company (the “Annual Meeting”) will be held at 8:30 a.m. Eastern Time on Friday, February 1, 2019 at the Hyatt Regency, 5001 Coconut Road, Bonita Springs, Florida 34134.

The purpose of the meeting is:

(1)	to elect 12 directors to serve one-year terms ending at the 2020 Annual Meeting of Shareholders, or until their respective successors are elected and qualified;

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2019;

(3)	to cast a non-binding advisory vote on executive compensation; and

(4)	to act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting. We are mailing to many of our shareholders a notice of availability over the Internet of the proxy materials, rather than mailing the proxy materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice of availability, and any shareholders who request to receive a paper copy of the proxy materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.

You may vote if you are a shareholder of record on November 23, 2018. It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of the following ways:

•	USE THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: 1-800-690-6903, using the identification number indicated on the notice of availability or proxy card mailed to you;

•	VISIT www.proxyvote.com to vote via the Internet, using the identification number indicated on the notice of availability or proxy card mailed to you;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the proxy card in the postage-paid envelope if you received or requested a paper copy of the proxy materials; OR

•	VOTE BY WRITTEN BALLOT at the Annual Meeting.

This Notice, the Proxy Statement, and our 2018 Annual Report to Shareholders have also been posted at www.proxyvote.com.

By Order of the Board of Directors,

Marisa Iasenza

Chief Legal Officer & Corporate Secretary

December 20, 2018

2018 PROXY SUMMARY

This summary highlights certain information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

•   Time and date: 8:30 a.m. Eastern Time, February 1, 2019

•   Place: Hyatt Regency, 5001 Coconut Road, Bonita Springs, Florida 34134

•   Record Date: November 23, 2018 (the “Record Date”)

•   Voting: Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Voting matters with Board recommendation in parentheses

•   Election of 12 directors (FOR EACH NOMINEE)

•   Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2019 (FOR)

•   Advisory vote on executive compensation (FOR)

Board nominees

Standing for election for a term expiring in 2020

•   David P. Hatfield, Chairman, President and Chief Executive Officer of Edgewell Personal Care Company. Director since 2015.

•   Robert W. Black, Executive Advisor Partner of Wind Point Partners and a Senior Advisor to The Boston Consulting Group, Inc. Director since 2018.

•   George R. Corbin, Chief Digital Demand Officer of Mars Inc. Director since 2018.

•   Daniel J. Heinrich, former Executive Vice President and Chief Financial Officer of The Clorox Company. Director since 2012.

•   Carla C. Hendra, Global Chief Executive of Ogilvy Consulting Worldwide and Chief Digital Officer of Ogilvy Group. Director since 2015.

•   R. David Hoover, former Chairman and Chief Executive Officer of Ball Corporation. Director since 2000.

•   John C. Hunter, III, former Chairman, President and Chief Executive Officer of Solutia, Inc. Director since 2005.

•   James C. Johnson, former General Counsel, Loop Capital Markets LLC. Director since 2013.

•   Elizabeth Valk Long, former Executive Vice President of Time, Inc. Director since 2016.

•   Joseph D. O’Leary, former President and Chief Operating Officer of Petsmart, Inc. Director since 2018.

•   Rakesh Sachdev, Chief Executive Officer of Platform Specialty Products Corporation. Director since 2015.

•   Gary K. Waring, former Assurance Partner of Ernst & Young LLP. Director since 2018.

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Independent registered public accounting firm	Our Board of Directors (“Board”) recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for fiscal 2019.
Advisory vote on executive compensation

Our Board recommends that shareholders approve, on a non-binding advisory basis, the compensation of our named executive officers. Our Board recommends a FOR vote because it believes that our compensation program is effective in achieving our company’s goals of recognizing financial and operating performance and leadership excellence, and aligning our executives’ long-term interests with those of our shareholders.

Key elements of our fiscal 2018 compensation program

Our primary goal is to instill a “pay for performance” culture throughout our organization, with a significant portion of targeted compensation for our named executive officers dependent upon achievement of performance goals aligned with operating results and execution of significant initiatives and forfeited if goals are not achieved. We seek to align the compensation received by our named executive officers with the returns received by our shareholders.

•   Aggregate pay package. Our aggregate pay packages are targeted at the 50th percentile for our peer group.

•   Cash bonus program. In fiscal 2018, the annual bonuses payable under our executive officer short-term incentive program were based on the following components related to the achievement of pre-determined Company targets:

○  adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) (40% of the bonus target);

○   adjusted net sales growth (35% of the bonus target); and

○   adjusted net working capital as a percent of net sales (25% of the bonus target).

For the fiscal 2018 annual bonus program for our executive officers, the combined weighted payout for our named executive officers participating in such plan was 68.3% of the target amount.

•   Restricted stock equivalent and stock option awards. In November 2017, we awarded performance restricted stock equivalents (“PRSEs”), time-vesting restricted stock equivalents and stock options. The PRSE awards will vest upon release of our earnings for the fiscal year ending September 30, 2020 if certain specified

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earnings per share for fiscal 2020 (60% of the award) and cumulative free cash flow as a percent of cumulative net sales (40% of the award) performance criteria are met. The time-vesting restricted stock equivalent awards will vest in equal installments on each of the first three anniversaries of the grant date. The stock option awards will vest in equal installments on each of the first three anniversaries of the grant date and have an exercise price equal to the closing market price of our common stock on the grant date ($58.90).

•   Supplemental retirement plans. Our executives participate in the retirement plans available to all employees. The supplemental retirement plans restore retirement benefits otherwise limited by federal law.

•   Severance plan. Our named executive officers participate in an executive severance plan which provides them with certain benefits in the event of involuntary termination without cause or a voluntary termination for good reason. The plan was adopted as a means to attract and retain key executives in line with market practice at peer companies.

•   Severance and other benefits following a change of control. We have entered into change of control agreements with each of our named executive officers which provide them with increased security and allow them to make decisions focusing on the interests of our shareholders. Executives are entitled to benefits in the event of a change of control only if they are involuntarily terminated without cause or resign for good reason following a change of control of our company.

•   Perquisites. We provide to our executive officers certain perquisites, including financial planning services, long-term disability insurance, and excess liability insurance.

•   Other key compensation program features.

○  Executive share ownership requirements (five times base salary for CEO, and three times base salary for all other named executive officers); and

○  Recoupment Policy which permits recovery of any incentive compensation paid to a current or former executive officer in the event of a material negative accounting restatement of our financial statements due to material non-compliance by our company with any financial reporting requirements under the securities laws.

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PROXY STATEMENT—VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

The Board of Directors is soliciting proxies to be used at the Annual Meeting. This Proxy Statement, the form of proxy and our 2018 Annual Report to Shareholders will be available at www.proxyvote.com beginning on or about December 20, 2018. A Notice Regarding the Availability of Proxy Materials will be mailed to shareholders of record as of the Record Date, on or about December 20, 2018.

How to Receive Printed Materials

We have elected to take advantage of the Securities and Exchange Commission’s (“SEC”) rule that allows us to furnish proxy materials to you online. We believe electronic delivery expedites shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On or about December 20, 2018, we will mail to many of our shareholders a Notice containing instructions on how to access our Proxy Statement and 2018 Annual Report to Shareholders online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice contains instructions on how to receive a paper copy of the materials.

Who Can Vote

Shareholders of Edgewell Personal Care Company (“Edgewell” or “Company”) common stock on November 23, 2018 may vote at the Annual Meeting and any adjournment or postponement thereof. On November 23, 2018, there were 54,116,880 shares of common stock outstanding. The shares of common stock held in our treasury will not be voted.

How You Can Vote

There are four voting methods for shareholders:

        Voting by MAIL. If you received a paper copy of the proxy materials, and if you choose to vote by mail, then complete a proxy card, date and sign it, and return it in the postage-paid envelope provided.

        Voting by TELEPHONE. You can vote your shares by telephone by calling 1-800-690-6903 and using the identification code indicated on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you. Voting is available 24 hours a day, seven days a week.

        Voting by INTERNET. You can also vote via the Internet at www.proxyvote.com. Your identification code for Internet voting is on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you, and voting is available 24 hours a day, seven days a week.

        Voting in PERSON by written ballot at the Annual Meeting.

Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on January 31, 2019.

Please note that if you are a shareholder and plan to vote in person at the Annual Meeting, you should bring proof of identification (such as a driver’s license or other form of photo identification). If you are representing an entity that is a shareholder, you should provide written evidence that you are authorized to act for such shareholder.

Edgewell Proxy Statement	1

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record. You must bring such proxy and proof of identification with you to attend, and be able to vote at, the meeting. In order to vote such shares otherwise, you must follow the instructions given to you by such bank, broker or other holder of shares. See “Beneficial Owners and Broker Non-Votes” below.

If you vote by telephone or via the Internet, you should not return a proxy card.

How You May Revoke or Change Your Vote

You can revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to our Corporate Secretary;
•	submitting another proper proxy by telephone, Internet or mail; or
•	attending the Annual Meeting and voting in person.

General Information on Voting

You are entitled to cast one vote for each share of common stock you own on the Record Date. If you are a shareholder of record and you do not submit a proxy or vote in person, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

The election of each director nominee, the ratification of our independent registered public accounting firm for fiscal 2019 and the approval of the executive compensation by non-binding vote, must be approved by a majority of the voting power represented at the Annual Meeting in person or by proxy and entitled to vote on the matter. Our Board will adopt a director resignation policy prior to the Annual Meeting, which policy will require that any director nominee who receives a number of votes cast in favor of their election that is less than a majority of the number of votes cast either for or against their election at the relevant meeting will tender their resignation from the Board. The policy will also require that if our Board decides not to accept such resignation, our Board will publicly disclose a detailed explanation of our Board’s decision within 60 days of the date such resignation is tendered. The policy will be in effect for the Annual Meeting and will be effected as an amendment to our Company’s Corporate Governance Principles, which will be available on our website. Shareholders do not have the right to vote cumulatively in electing directors. Shares represented by a proxy marked “against” or “abstain” on any matter will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of a director nominee. Therefore, any proxy marked “against” or “abstain” will have the effect of a vote against a nominee.

While the shareholder vote on executive compensation is advisory and not binding on our Company, our Board and the Compensation Committee of our Board, which is responsible for administering our executive compensation programs, are interested in the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the votes when making future compensation decisions for our named executive officers.

All shares for which proxies have been properly submitted—whether by telephone, Internet or mail—and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign a proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our Board.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in your properly submitted proxy card will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, no other matters have been raised for consideration at the Annual Meeting.

Beneficial Owners and Broker Non-Votes

If your shares are held by a bank, broker or other nominee, you are considered the “beneficial owner” of the shares, which are held in “street name.” If you hold your shares in street name, you can instruct the broker, bank or other nominee who is the shareholder of record how to vote these shares by using the voting instructions given to you by the broker, bank, or other nominee.

2	Edgewell Proxy Statement

The broker, bank, or other nominee may vote the shares in the absence of your voting instructions only with regard to “routine” matters. The election of directors and the advisory vote on executive compensation are considered “non-routine” matters and, accordingly, if you do not instruct your broker, bank or other nominee how to vote in these matters, no votes will be cast on your behalf with respect to these matters.

Your broker, bank or other nominee does, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our accounting firm. If the broker, bank or other nominee votes the uninstructed shares on the ratification of the accounting firm (either personally or by proxy), these shares may be considered as “present” for quorum purposes but will not be deemed voted on other matters and will be considered “broker non-votes” with respect to such other matters.

Such broker non-votes shall have no effect on the votes on election of directors and the advisory vote on executive compensation.

Costs of Solicitation

We will pay for preparing, printing and mailing this Proxy Statement. Proxies may be solicited personally or by telephone by our employees without additional compensation. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to the beneficial owners of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of our knowledge, all filings of stock ownership and changes in stock ownership by our directors and executive officers and beneficial owners of more than 10% of our stock, which are required by rules of the SEC, were made on a timely basis in fiscal 2018.

Edgewell Proxy Statement	3

ITEM 1. ELECTION OF DIRECTORS

Our Board of Directors currently consists of 12 members. All 12 directors, except Robert W. Black, George R. Corbin, Joseph D. O’Leary and Gary K. Waring, have been previously elected by our shareholders. Messrs. Black and Corbin were appointed to our Board pursuant to the Cooperation Agreement with Legion Partners described below under the heading “Cooperation Agreement with Legion Partners,” and Messrs. O’Leary and Waring were appointed to our Board in October 2018 to fill vacancies created by the expansion of the size of our Board from eight to ten directors.

Twelve directors will be elected at the Annual Meeting to serve for a one-year term expiring at our 2020 annual meeting of shareholders (“2020 Annual Meeting”). Our Board has nominated Messrs. Hatfield, Black, Corbin, Heinrich, Hoover, Hunter, Johnson, O’Leary, Sachdev and Waring and Mss. Hendra and Long for election as directors at this meeting. Each nominee is currently serving as a director and has consented to serve for the one-year term. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified.

We do not know of any reason why any of the nominees for director named herein would be unable to serve; however, if any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another person our Board may nominate in his or her place, unless you indicate otherwise.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for the election of each director.

Our Board will adopt a director resignation policy prior to the Annual Meeting, which policy will require that any director nominee who receives a number of votes cast in favor of their election that is less than a majority of the number of votes cast either for or against their election at the relevant meeting will tender their resignation from our Board. The policy will also require that if our Board decides not to accept such resignation, the Board will publicly disclose a detailed explanation of their decision within 60 days of the date such resignation is tendered. The policy will be in effect for the Annual Meeting and will be effected as an amendment to our Company’s Corporate Governance Principles, which will be available on our website.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF OUR COMPANY.

4	Edgewell Proxy Statement

INFORMATION ABOUT NOMINEES FOR DIRECTOR

Please review the following information about the nominees, who are all standing for election at this meeting for a term expiring at the 2020 Annual Meeting. The ages shown are as of December 31, 2018.

DAVID P. HATFIELD, Director Since 2015, Age 58

Mr. Hatfield is currently our Chairman, President and Chief Executive Officer. Mr. Hatfield has been President and Chief Executive Officer of our Company since July 1, 2015 and was appointed Chairman in July 2016. From October 2007 to July 1, 2015, he served as Chief Executive Officer of the Energizer Personal Care division commencing upon our acquisition of Playtex in October 2007. Prior thereto, Mr. Hatfield served in a number of senior leadership positions at Schick-Wilkinson Sword: in 2007 he was named President and Chief Executive Officer; from 2004 to 2007 he served as its Executive Vice President and Chief Marketing Officer; from 1999 to 2004 he was appointed Vice President, North America and Global Marketing and led the e2 launch and segmentation strategy development, where he also helped formalize the company’s M&A strategy and was the marketing lead on the team that successfully acquired Schick; and from 1997 to 1999, he served as Vice President, Europe, Marketing in Switzerland. From 1988 to 1997, Mr. Hatfield served in a number of capacities in the Eveready Battery division including Advertising Manager (during the launch of the Energizer Bunny), Director of Marketing for Latin America, and Director of Marketing North America. In 1986, he joined Ralston Purina in the pet food marketing department.

Mr. Hatfield does not currently serve on any other public company boards.

Mr. Hatfield has over 30 years of service with Edgewell, in both international and domestic leadership positions, and he has obtained extensive knowledge of our business operations and industry dynamics. In his capacity as our Chief Executive Officer, Mr. Hatfield provides a necessary and unique perspective to our Board.

ROBERT W. BLACK, Director Since 2018, Age 59

Mr. Black has served as an Executive Advisor Partner at Wind Point Partners since 2013 and as a Senior Advisor to The Boston Consulting Group, Inc. since 2012. From 2006 to 2012, Mr. Black served as Group President at Kimberly-Clark International, where he led the portfolio reconstruction, reinvigoration and reorganization of the company’s international businesses. Prior to becoming Group President, Mr. Black served as Kimberly Clark’s Chief Strategy Officer and Chief Innovation Officer. From 2004 to 2006, Mr. Black served as Chief Operating Officer and a member of the Board of Sammons Enterprises, where he led the company’s growth and business transformation strategy. From 1994 to 2004, he served in a number of senior leadership positions at Steelcase International, including President—International, Chief Marketing Officer and Chief Strategy Officer. Mr. Black led the transformation of the Steelcase business through acquisitions, rationalized branding, reconfiguration of the organization and the launch of new products.

Mr. Black does not currently serve on any other public company boards. In the past five years he served on the board of directors of Annie’s, Inc. before its acquisition by General Mills, Inc.

Mr. Black holds a Bachelor’s degree in Management from the University of New York at Buffalo and an MBA from Harvard University’s Business School.

Mr. Black brings extensive international business, digital commerce, strategy, operations and innovation experience to our Board. He currently serves as a member of our Audit and Corporate Governance Committees. Mr. Black joined our Board in 2018 pursuant to the Cooperation Agreement with Legion Partners.

Edgewell Proxy Statement	5

GEORGE R. CORBIN, Director Since 2018, Age 54

Mr. Corbin has served as the Chief Digital Demand Officer of Mars, Inc. since 2017, where he is responsible for integrating and optimizing Mars’ e-commerce and digital businesses. From 2002 to 2017, Mr. Corbin was at Marriot International, most recently serving as Marriott’s Senior Vice President of Digital from 2013 to 2017, where he was responsible for a combined $13.4 billion in gross digital revenue, including $11.7 billion via Marriott.com and $1.7 billion via the Marriott mobile app. From 2006 to 2012, he served as Vice President of Digital Strategy, Global eMarketing, Global eCommerce Services & International eCommerce and led Marriott’s digital strategy and transformation development plan, with responsibility for digital customer acquisition, web and mobile commerce, mobile and digital customer experience, digital product management, and digital globalization. He also led the effort to digitally transform the on-property customer experience across Marriott’s 5,000 hotels in 100 countries, including the introduction of award-winning mobile services that are used by millions of customers every month. From 2002 to 2006, he served as Marriott’s Vice President of eCommerce Strategy.

Mr. Corbin does not currently serve on any other public company boards.

Mr. Corbin brings extensive experience in digital strategy and marketing to our Board. He currently serves as a member of our Finance Committee. Mr. Corbin joined our Board in 2018 pursuant to the Cooperation Agreement with Legion Partners.

DANIEL J. HEINRICH, Director Since 2012, Age 62

Mr. Heinrich retired in November 2011 from his position as Executive Vice President and Chief Financial Officer of The Clorox Company (consumer products) which he held since June 2009. From August 2003 to June 2009, he served as their Senior Vice President and Chief Financial Officer, and prior thereto he served as the Vice President, Controller and Chief Accounting Officer.

Mr. Heinrich has extensive experience in financial management. Prior to his employment with The Clorox Company, he was Senior Vice President and Treasurer of Transamerica Finance Corporation. Prior to that, he served in a number of senior leadership roles in the financial services group of the Ford Motor Company, including as Senior Vice President-Controller of its banking subsidiary, and as Senior Vice President-Treasurer and Controller of Granite Management Corporation. Mr. Heinrich began his career at Ernst & Young LLP where he spent over eight years in both audit and tax functions. Mr. Heinrich has been a director of Aramark since 2013, where he chairs its audit committee and serves on its finance committee. Mr. Heinrich was named a director of Ball Corporation in August 2016 and serves on its audit committee and human resources committee.

Mr. Heinrich’s extensive knowledge of the consumer-packaged goods industry, strategy, business development, operations, financial management, information technology, accounting principles and financial reporting rules and regulations provides valuable expertise to our Board. He currently serves as a member of our Audit and Compensation Committees.

6	Edgewell Proxy Statement

CARLA C. HENDRA, Director Since 2015, Age 62

Ms. Hendra is the Global Chief Executive of Ogilvy Consulting Worldwide, the global strategy consulting and innovation arm of Ogilvy. She is also the worldwide Chief Digital Officer of The Ogilvy Group and leads the Ogilvy Health & Wellness Practice globally. Previously, Ms. Hendra served as the Global Chairman of OgilvyRED, the strategic consulting and innovation group of Ogilvy & Mather, an advertising, marketing and public relations firm. Ms. Hendra is Vice-Chairman of the Ogilvy & Mather Worldwide Board and sits on the Ogilvy & Mather Executive Committee. From 2005 to 2010, she was Co-Chief Executive Officer of Ogilvy North America and Chairman of Ogilvy New York from 2007 to 2010. In 1998, she founded Ogilvy’s CRM and Data consulting group, led the development of digital media services at Neo (now part of WPP GroupM), and co-founded Ogilvy Entertainment in 2007. In 1996, she joined Ogilvy & Mather and was named President of OgilvyOne in 1998. Ms. Hendra led two acquisitions for Ogilvy: The Lacek Group loyalty specialists, and Leopard, a sales enablement group which is now part of Ogilvy USA. From 1992 to 1996, Ms. Hendra was Executive Vice President of Grey Direct, a division of Grey Advertising. From 1981 to 1992, she was employed by direct marketing agency Barry Blau & Partners, departing as General Manager of East Coast operations in 1992.

Since 2005, Ms. Hendra has been a member of the board of Caleres, Inc. (a global footwear company formerly known as Brown Shoe Company, Inc.). Ms. Hendra is an Advisory Board member of Reye Partners LLC, an investment management firm, as well as MYIA, a startup in cardio-health. She is a past advisor for education non-profits PENCIL and Schools That Can.

Ms. Hendra’s extensive experience in marketing, advertising and strategic consulting give her insights into commercial issues such as brand strategy, digital marketing, data and analytics, and long-term planning that provide valuable benefits to our Board. Ms. Hendra serves on our Compensation and Corporate Governance Committees.

R. DAVID HOOVER, Director Since 2000, Age 73

Mr. Hoover served as Chairman of Ball Corporation (which supplies innovative, sustainable packaging solutions for beverage, food and household products customers as well as aerospace and other technologies and services primarily for the U.S. government) from January 2011 to April 2013. He is now retired. Mr. Hoover served in a number of senior leadership positions at Ball Corporation, including Chairman and Chief Executive Officer from January 2010 to January 2011; Chairman, President and Chief Executive Officer from April 2002 to January 2010; and President and Chief Executive Officer from January 2001 to April 2002.

Mr. Hoover currently serves as a director of Ball Corporation, Eli Lilly and Company, and Elanco Animal Health Inc., and formerly served as a director of Steelcase, Inc. Mr. Hoover is a member of the finance committee and nominating/corporate governance committee (as an ex-officio member) of Ball Corporation and the finance committee (currently serving as chair) and the directors and corporate governance committee of Eli Lilly and Company. Mr. Hoover serves on the Board of Trustees of DePauw University.

Mr. Hoover currently serves as our Board’s Lead Independent Director. His broad and extensive experience provides our Board with valuable insight into complex business, operational and financial issues. His chairmanship of our Finance Committee has been significant, as that committee directly advises management on financial and economic issues and strategies. He also serves on our Compensation Committee.

Edgewell Proxy Statement	7

JOHN C. HUNTER, III, Director Since 2005, Age 69

Mr. Hunter served as Chairman, President and Chief Executive Officer of Solutia, Inc. (chemical products) from 1999 to 2004; he is now retired.

Mr. Hunter does not currently serve on any other public company boards. In the past five years, Mr. Hunter was a director of KMG Chemicals, Inc. and Penford, Inc.

During his career with Solutia and its former parent company, Monsanto Company, he gained many years of experience in the specialty chemicals business and obtained an in-depth knowledge of environmental issues. As a result, he provides insightful risk management experience to our Board, and a practical perspective and understanding as we deal with environmental, regulatory and sustainability issues. Mr. Hunter’s extensive experience as a director also provides him with insight into effective compensation plan design and a thorough understanding of current issues, trends and concerns in executive compensation design that makes him an effective chairperson of our Compensation Committee. Mr. Hunter is also a member of our Finance Committee.

JAMES C. JOHNSON, Director Since 2013, Age 66

Mr. Johnson served as General Counsel of Loop Capital Markets LLC (financial services) from November 2010 until his retirement in December 2013. From 1998 until 2009, Mr. Johnson served in a number of responsible positions at The Boeing Company, an aerospace and defense firm, including serving as Vice President, Corporate Secretary and Assistant General Counsel from 2003 until 2007, and as Vice President and Assistant General Counsel, Commercial Airplanes from 2007 to his retirement in March 2009. Mr. Johnson is a director of Energizer Holdings, Inc., Ameren Corporation and HanesBrands Inc. Mr. Johnson also serves on the Board of Trustees of the University of Pennsylvania.

Mr. Johnson has extensive executive management and leadership experience as the General Counsel of a financial services firm; and as the former Vice President, Corporate Secretary and Assistant General Counsel of aerospace and defense firms. Mr. Johnson has strong legal, compliance, risk management, corporate governance and compensation skills and experience, and holds a Certificate in Cybersecurity Oversight from the NACD Cyber-Risk Oversight Program. Mr. Johnson currently serves as Chairperson of our Corporate Governance Committee and also serves as a member of our Compensation Committee.

8	Edgewell Proxy Statement

ELIZABETH VALK LONG, Director Since 2016, Age 68

Ms. Long served as Executive Vice President of Time Inc. (publishing) from May 1995 until her retirement in August 2001. Working for Time Inc. from 1979 until 2001, she was the first female to be named publisher at the company, and during her tenure served in such capacity for Life, People and Time magazines.

Since 1997, Ms. Long has served on the board of directors of The J.M. Smucker Co., where she is a member of the executive compensation committee. She also served on the board of Steelcase Inc. from 2000 to 2015, where she chaired the nominating and governance committee and, during her tenure, was a member of the audit, compensation and executive committees. She was a director and chairperson of the executive compensation committee at Belk Inc. from 2004 until 2015.

Ms. Long received her BA from Hollins University in 1972 and her MBA from Harvard Business School in 1979. She is Trustee Emerita at Hollins University, where she served as board chair for four of her 19 years as trustee. She currently chairs the board of St. Timothy’s School and is a director of The Summit Charter School Foundation.

Ms. Long’s experience at Time Inc. and as a director of a variety of public companies across a range of business sectors provides her with marketing and communications expertise and a breadth of corporate experience that she brings to our Board. In addition, her experience as a member (and former member) of multiple compensation and audit committees makes her a valuable contributor to our Audit Committee and Corporate Governance Committee, where she currently serves as a member.

JOSEPH D. O’LEARY, Director Since 2018, Age 60

Mr. O’Leary retired in 2014 from his position as President and Chief Operating Officer of Petsmart, Inc. He joined Petsmart in 2006 as Senior Vice President of Supply Chain and served in key leadership roles at various corporate and functional levels, including merchandising, marketing, supply chain and strategic planning until serving as President and Chief Operating Officer from 2013 to 2014. From 2005 to 2006, he served as Chief Operating Officer of Human Touch, LLC, a private equity company producing massage chairs. In that role he created processes for sourcing product in Asia and improved the company’s domestic distribution center and transportation. Mr. O’Leary served as Vice President, International Logistics in London with Gap Inc. from 1999 to 2005. In this role he supported significant growth by establishing an international distribution center and transportation network with management teams in each country. Later, as Senior Vice President, Global Logistics, he ensured operational efficiency and store product availability by creating a supply chain strategy to support growth of 400 store openings per year, and enhanced global sourcing processes as Senior Vice President, Supply Chain Strategy and Global Logistics.

Mr. O’Leary currently serves as a member of the board of directors of Francesca’s Holding Corporation, Petsmart, Inc. and Sprouts Farmers Market, Inc. He previously served on the board of directors of Mothercare plc.

Mr. O’Leary holds a BA in Business from the University of Portsmouth in Portsmouth, England. He completed Columbia University’s Senior Executive Program in 2011 and Stanford University’s Directors’ Consortium in 2013.

Mr. O’Leary brings to Edgewell his extensive experience in supply chain operations, marketing, and merchandising. He also provides insightful expertise in executive management and leadership to our Board as a part of the Audit and Finance Committees. Mr. O’Leary joined our Board in 2018 after being identified as a candidate by an executive search firm.

Edgewell Proxy Statement	9

RAKESH SACHDEV, Director Since 2015, Age 62

Mr. Sachdev became Chief Executive Officer of Platform Specialty Products Corporation (chemicals) on January 5, 2016. He was formerly President and Chief Executive Officer of Sigma-Aldrich Corporation from 2010 until its acquisition by Merck KGaA in November 2015. He joined Sigma-Aldrich in 2008 as their Chief Financial Officer and Chief Administrative Officer. Prior to joining Sigma-Aldrich, he served as Senior Vice President and President, Asia Pacific at ArvinMeritor, Inc. Prior to that, Mr. Sachdev held senior management positions, including Chief Financial Officer, Automotive Business Unit, during his years of service at Cummins Engine Company.

Mr. Sachdev serves on the board of directors of Platform Specialty Products Corporation and Regal Beloit Corporation. He serves as a member of the Board of Trustees of Washington University in St. Louis.

Mr. Sachdev brings experience as both a chief executive officer and chief financial officer to our Board, and his skills in both management and finance add valuable expertise to our Board. His knowledge of financial accounting, accounting principles and financial reporting rules and regulations, and his experience in evaluating financial results and generally overseeing the financial reporting processes of a large public company, provide substantial insights in his role as a member of our Finance Committee. He also serves on our Compensation Committee.

GARY K. WARING, Director Since 2018, Age 59

Mr. Waring retired in July 2017 from his position as Assurance Partner of Ernst & Young LLP after serving more than 35 years with the firm. While at Ernst & Young he served in various positions, including as an Assurance Partner coordinating audit and business advisory services for more than 200 clients in the consumer products, retail, distribution, manufacturing and technology industries. Mr. Waring has deep knowledge and practical working expertise with regulators and standard setters, including the SEC and Public Company Accounting Oversight Board. He has assisted dozens of companies plan and successfully navigate their IPO process and other public securities offerings and registration statements. Mr. Waring has been heavily involved in audits of internal controls over financial reporting, beginning with the adoption of the Sarbanes-Oxley Act. In 2011, he moved to Ernst &Young’s National Office Professional Practice Group where he was responsible for oversight and support of the Western Region Assurance practice in the areas of accounting and financial reporting, SEC reporting, audit and attestation standards, risk management, audit quality improvement, and internal inspection processes.

Mr. Waring earned his BA in Accounting from Wittenberg University in 1981. He is a Certified Public Accountant and was previously licensed in both Ohio and California and was a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

As Chairman of our Audit Committee, Mr. Waring brings more than 35 years of financial accounting and reporting experience to our Board. He provides extensive knowledge in strategic consulting and advising with acquisitions, divestitures, restructurings, internal controls and regulatory matters. He also serves as a member of our Corporate Governance Committee.

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THE BOARD OF DIRECTORS AND EDGEWELL’S CORPORATE GOVERNANCE

STANDING COMMITTEES AND MEETINGS

Board Member	Board	Audit Committee	Compensation Committee	Corporate Governance Committee	Finance Committee
David P. Hatfield	*
Robert W. Black
George R. Corbin
Daniel J. Heinrich
Carla C. Hendra
R. David Hoover	**				*
John C. Hunter, III			*
James C. Johnson				*
Elizabeth Valk Long
Joseph D. O’Leary
Rakesh Sachdev
Gary K. Waring		*
*	Chairperson
**	Lead Independent Director

	Board	Audit	Nominating and Executive Compensation (1)	Finance and Oversight
Meetings held in Fiscal 2018	9	8	8	5

(1)

Effective November 9, 2018, our Board dissolved the Nominating and Executive Compensation Committee and established two new standing committees, the Compensation Committee and the Corporate Governance Committee. Except as otherwise noted in this Proxy Statement, all references to our Board committees are to the committees in place as of the date of this Proxy Statement.

Audit Committee: Our Audit Committee reviews Edgewell’s auditing, accounting, financial reporting and internal control functions. The committee is also responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. The Audit Committee also receives reports from the head of our internal audit department. Our Board has determined that all members of our Audit Committee are independent and financially literate in accordance with the criteria established by the SEC and the New York Stock Exchange (“NYSE”). Our Board has elected Gary K. Waring as chair of the Audit Committee, and has determined that

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Messrs. Waring, Black and Mr. Heinrich and Ms. Long are audit committee financial experts, as defined by SEC guidelines. The Audit Committee’s charter can be viewed on our website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Audit Committee Charter.” Information on our website does not constitute a part of this Proxy Statement.

Compensation Committee: Our Compensation Committee sets the compensation of our executive officers, administers our incentive stock plans and grants equity-based awards, including performance-based awards, under those plans. The committee also administers and approves performance-based awards under our executive officer bonus plan, establishes performance criteria for performance-based awards, monitors management compensation and benefit programs, reviews principal employee relations policies, and conducts evaluations of our Company’s performance in the areas of diversity and inclusion in our workforce. Our Compensation Committee also has responsibility for reviewing a risk assessment of our compensation policies and practices and overseeing plans for leadership development and succession. Our Board has determined that all members of our Compensation Committee are non-employee directors and are independent, as defined in the listing standards of the NYSE. The Compensation Committee’s charter can be viewed on our website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Compensation Committee Charter.” Information on our website does not constitute a part of this Proxy Statement.

Corporate Governance Committee: Our Corporate Governance Committee is responsible for recommending to our Board nominees for election as directors and executive officer appointments, as well as committee memberships and compensation and benefits for directors. The committee also has responsibility for administering our stock ownership guidelines for non-executive directors, conducting the annual self-assessment process of our Board and committees, and reviewing our Corporate Governance Principles and committee charters. Our Corporate Governance Committee also monitors our Company’s positions and responses to significant public policy issues, including our compliance with applicable laws, and our actions in furtherance of our Company’s corporate social responsibility objectives. Our Board has determined that all members of our Corporate Governance Committee are non-employee directors, and are independent, as defined in the listing standards of the NYSE. The Corporate Governance Committee’s charter can be viewed on our website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Corporate Governance Committee Charter.” Information on our website does not constitute a part of this Proxy Statement.

Finance Committee: Our Finance Committee reviews our financial condition, objectives and strategies, and acquisitions and other major transactions, and makes recommendations to our Board concerning financing requirements, our stock repurchase program and dividend policy, foreign currency management and pension fund performance. The Finance Committee’s charter can be viewed on our website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Finance Committee Charter.” Information on our website does not constitute a part of this Proxy Statement.

During fiscal 2018, all directors attended 75% or more of our Board meetings and meetings of the committees on which they served at the time of their period of service. Under our Corporate Governance Principles, each director is highly encouraged to attend our annual meeting of shareholders each year, preferably in person. All directors in office during the 2018 Annual Meeting of Shareholders attended the meeting.

CORPORATE GOVERNANCE, RISK OVERSIGHT AND DIRECTOR INDEPENDENCE

Board Leadership Structure

Our Board regularly considers the appropriate leadership structure for Edgewell and has concluded that our Company and shareholders are best served by not having a formal policy on whether the same individual should serve as both chief executive officer and chairman of our Board. This flexibility allows our Board to utilize its considerable experience and knowledge to elect the most qualified director as chairman of our Board, while maintaining the ability to separate the chairman and chief executive officer roles when necessary. Currently, Mr. Hatfield holds the roles of chairman of our Board and chief executive officer. As the chairman of our Board and chief executive officer is currently employed by Edgewell, our Board has also determined it is appropriate to have a lead independent director who provides, in conjunction with the chairman, leadership and guidance to our Board. Our Board believes this structure is currently the optimal structure for

12	Edgewell Proxy Statement

providing leadership that is both independent in its oversight of management and closely attuned to our specific business. Mr. Hatfield, as chief executive officer and chairman of our Board, is responsible for setting Edgewell’s strategic direction and the day-to-day leadership and performance of our Company, while also setting the agenda for Board meetings in consultation with the lead independent director and presiding over meetings of the full Board. The lead independent director serves as a liaison on Board-related issues between the chairman and the independent directors, presides over non-management executive sessions of our Board and at such other times as our Board shall determine and sets the agenda for such sessions, meets with the chairman to discuss matters arising from such meetings, and performs such other functions as our Board may direct. Our Board periodically evaluates the structure most appropriate for the environment in which we operate.

Risk Oversight and Risk Management

Our Board, acting both directly and through its committees, is actively involved in oversight of the significant risks affecting our business. The risk oversight activities of our Board and committees are informed by our management’s risk assessment and risk management processes. Our Board’s role in risk oversight is consistent with our Company’s leadership structure, with management having day-to-day responsibility for assessing and managing our Company’s risk exposure and our Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing our Company.

The risk oversight responsibility of our Board and its committees is enabled by management reporting processes that are designed to provide visibility to our Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Management of day-to-day operational, financial and legal risks is the responsibility of our Company’s operational and executive leadership. Our Company maintains a Risk Committee of senior personnel in a number of functional areas and is sponsored by our chief executive officer. The purposes of the Risk Committee are:

•	to identify and rate risks with input from various areas of management;
•	to review risk mitigation strategies; and
•	to report significant enterprise risks to our Board.

Risks that are identified by the Risk Committee as significant are then reported to the appropriate Board committee. The Audit Committee performs a central oversight role with respect to financial and compliance risks and meets with our independent auditors outside the presence of senior management. It also regularly receives reports regarding our internal controls and compliance risks viewed as most significant, along with management’s processes for seeking to maintain compliance within an internal controls environment. The Compensation Committee is responsible for conducting appropriate reviews of compensation practices as they relate to risk management. The Risk Committee engages with our Board with respect to significant risks and submits a risk report to our Board on an annual basis.

Although we have devoted significant resources to develop our risk management policies and procedures, these policies and procedures, as well as our risk management techniques, may not be fully effective. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. In either case, we could suffer losses and our results and financial position could be materially adversely affected.

Sustainability

Our Company places a high priority on operating in a responsible and respectful manner. We believe that sustainable operations are both financially beneficial and critical to the health of the communities in which we operate. Our Sustainable Development Mission is to “do the right thing” in conducting our business in an effort to ensure that we preserve the environment for future generations and provide a safe and healthy working environment for colleagues while promoting the continued success of our commercial enterprise. Our Sustainable Development Mission is derived directly from our organizational values and is one of our leadership strategies. At the core of our sustainability efforts are three pillars:

•

People—providing our colleagues with safe, healthy working environments as well as making a positive contribution to the communities in which we operate, while governing our partnerships with codes of conduct.

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•	Product—constantly working to reduce the environmental impact of our products and our packaging.
•	Plant—reducing the impact of our manufacturing operations to ensure the availability of natural resources for generations to come.

We have established sustainable development goals to focus our conservation efforts across four key areas: energy, greenhouse gas emissions, solid waste and water usage. In addition, we are actively developing and incorporating “design for sustainability” tools into our product development process. “Design for sustainability” proactively addresses environmental, social and economic considerations from the earliest stages of the product development process throughout the product lifecycle. The goal is to design products that minimize energy consumption and waste generation and increase utilization of high recovery materials.

Our Business Practices and Standards of Conduct are designed to provide guidance on and articulate our commitment to several key matters such as safety and health, protecting the environment, use of company resources, and promoting a harassment-free work environment. It also addresses certain legal and ethical facets of integrity in business dealings with suppliers, customers, investors and the governments that regulate us. We assess global compliance with this policy annually.

Our Supplier Code of Conduct sets forth our Company’s basic expectations for environmental, labor, supplier working conditions and ethical practices that suppliers are expected to meet in order to do business with Edgewell. We believe we hold our suppliers to a high standard and use a risk-based approach to audit suppliers for ongoing compliance.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of our Company or any of our subsidiaries. In addition, no member of the committee had any relationships with our Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

Determining Executive Compensation

At the beginning of each fiscal year, the Compensation Committee reviews and approves compensation for our executive officers, including any merit increases to base salary, our annual cash bonus program, long-term equity incentive awards, and performance targets under those programs and awards. The committee members base these determinations on their review of competitive market data from our peer group, shareholder views, including the results of the most recent advisory vote on executive compensation, and the recommendations of the chief executive officer and our human resources department. Meridian Compensation Partners LLC (“Meridian”), the committee’s compensation consultant, conducts an in-depth annual review of our compensation practices, and those of our peer group, in order to support the committee’s review process. Meridian also advises the committee on the competitiveness of our executive compensation programs. For more information on the committee’s review process and Meridian’s assistance to the committee, as well as on compensation consultants retained by our Company, see “Executive Compensation—Compensation Discussion and Analysis.”

Meridian also advises the Corporate Governance Committee during its review of compensation for non-employee directors.

Committee Charters, Governance and Codes of Conduct

The charters of the committees of our Board of Directors and our Corporate Governance Principles have been posted on our website at www.edgewell.com, under “Investors,” then “Corporate Governance.” Information on our website does not constitute part of this Proxy Statement. Our code of business conduct and ethics applicable to the members of our Board, as well as the code applicable to our officers and employees, have also been posted on our website. You can view our codes of conduct on our Company’s website, www.edgewell.com, under “Company,” click on “Sustainability,” then click “Codes of Conduct.”

Copies of the committee charters, the Corporate Governance Principles and the codes of conduct will be provided, without charge, to any shareholder upon request directed in writing to our Corporate Secretary, Edgewell Personal Care Company, 6 Research Drive, Shelton, Connecticut 06484.

14	Edgewell Proxy Statement

Director Independence

Our Corporate Governance Principles, adopted by our Board, provide that a majority of our Board, and the entire membership of the Audit, Compensation and Corporate Governance Committees of our Board, will consist of independent, non-employee directors who meet the criteria for independence required by the NYSE listing standards. In addition, our Corporate Governance Principles provide that there may not be at any time more than two employee directors serving on our Board.

A director will be considered independent if he or she does not have a material relationship with us, as determined by our Board. To that end, our Board, in the Corporate Governance Principles, has established guidelines for determining whether a director is independent, consistent with the listing standards of the NYSE. A director will not be considered independent if:

•

within the last three years, the director was employed by us or one of our subsidiaries, or an immediate family member of the director was employed by us or one of our subsidiaries as an executive officer;

•

(i) the director is a current partner or employee of a firm that is our internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time; or

•

any of our present executive officers served on the compensation committee of another company that employed the director or an immediate family member of the director as an executive officer within the last three years.

The following relationships will be considered material:

•

a director or an immediate family member is an executive officer, or the director is an employee, of another company which has made payments to, or received payments from, us and the payments to, or amounts received from, that other company in any of the last three fiscal years, exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•

a director or an immediate family member, during any 12-month period within the last three years, received more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

a director is an executive officer of a charitable organization and our annual charitable contributions to the organization (exclusive of gift-match payments), in any single fiscal year within any of the last three years, exceed the greater of $1 million or 2% of such organization’s total charitable receipts;

•	a director is a partner of or of counsel to a law firm that, in any of the last three years, performed substantial legal services to us on a regular basis; or

•	a director is a partner, officer or employee of an investment bank or consulting firm that, in any of the last three years, performed substantial services to us on a regular basis.

For relationships not described above or otherwise not covered in the above examples, a majority of our independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE listing standards. We have also considered and determined that members of our Audit Committee and Compensation Committee satisfy the additional independence requirements of the NYSE and SEC for such committees.

Director affiliations and transactions are regularly reviewed to ensure that there are no conflicts or relationships with our Company that might impair a director’s independence. Every year, we submit a questionnaire to each director and executive officer, in addition to conducting our own internal review, for the purpose of identifying certain potentially material transactions or relationships between each director, or any member of his or her immediate family, and our Company, our senior management and our independent auditor.

Edgewell Proxy Statement	15

Pursuant to that review, our Board considered the independence of:

•

Daniel Heinrich, as Mr. Heinrich’s son-in-law was, until November 15, 2018, an employee of PriceWaterhouseCoopers LLP (“PwC”), our Company’s independent auditors. Our Company has engaged PwC as our independent auditors since 2000, prior to Mr. Heinrich’s appointment to our Board. Our Board noted that at no time during his employment at PwC was his son-in-law a partner or worked on the audit of our Company or otherwise provided services to our Company and determined that his son-in-law’s prior employment with PwC does not impact Mr. Heinrich’s independent status on our Board.

•

James Johnson, as Mr. Johnson serves on the board of directors of HanesBrands Inc. Our Company and HanesBrands Inc. each own 50% of Playtex Marketing Corporation, which holds certain Playtex brand trademarks. Our Board determined that Mr. Johnson’s co-membership on the HanesBrands Inc. board does not impact his independent status on our Board.

•

Rakesh Sachdev, as Mr. Sachdev’s daughter is an employee of Strategy&, the global strategy consulting unit of PwC. Our Company has engaged PwC as our independent auditors since 2000, prior to Mr. Sachdev’s appointment to our Board. Our Board noted that Mr. Sachdev’s daughter is not a partner of PwC and does not work on the audit of our Company or otherwise provide services to our Company and determined that her employment does not impact Mr. Sachdev’s independent status on our Board.

Our Board also determined that no arrangement or understanding exists between any director or executive officer of our Company and any other person pursuant to which any of them were selected as a director or executive officer, except that Messrs. Black and Corbin were appointed as directors of our Company in connection with the Cooperation Agreement with Legion Partners, as discussed below. Accordingly, based on the responses to the 2018 questionnaire and the results of its review, our Board has affirmatively determined that all directors, other than David Hatfield, are independent from management. The following are the non-employee directors deemed to be independent: Robert W. Black; George R. Corbin; Daniel J. Heinrich; Carla C. Hendra; R. David Hoover; John C. Hunter, III; James C. Johnson; Elizabeth Valk Long; Joseph D. O’Leary; Rakesh Sachdev; and Gary K. Waring.

Director Nominations

The Corporate Governance Committee is responsible for recommending candidates for election to our Board of Directors, consistent with the requirements for membership set forth in our Corporate Governance Principles. Those requirements include integrity, independence, diligence, diversity, energy, forthrightness, analytical skills and a willingness to challenge and stimulate management, and the ability to work as part of a team in an environment of trust. The principles also indicate our Board’s belief that each director should have a basic understanding of (i) our principal operational and financial objectives, plans and strategies, (ii) our results of operations and financial condition, and (iii) the relative standing of our Company and our business segments in relation to our competitors. In addition to those standards, the committee seeks directors who will effectively represent the interests of our shareholders, and who bring to our Board a breadth of experience from a variety of industries, geographies and professional disciplines. Although our Company does not have a formal policy with respect to diversity matters, our Board also considers factors such as diversity on the basis of race, color, national origin, gender, religion, disability and sexual orientation. The committee reviews its effectiveness in balancing these considerations when assessing our Board’s composition. The committee is also responsible for articulating and refining specific criteria for Board and committee membership to supplement, as appropriate, the more general criteria set forth in our Corporate Governance Principles.

The Corporate Governance Committee expects a high level of commitment from Board members and evaluates each candidate’s leadership and experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to Board and committee meetings in light of other professional commitments. The committee also reviews whether a potential candidate meets Board and/or committee membership requirements, as set forth in our Corporate Governance Principles, determines whether a potential candidate is independent according to our Board’s established criteria, and evaluates the potential for a conflict of interest between the director and our Company.

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Historically, when vacancies have occurred, or when our Board determined that increasing its size was appropriate, candidates have been recommended to the committee by other Board members or the chief executive officer. The committee, however, will consider and evaluate any shareholder-recommended candidates by applying the same criteria used to evaluate candidates recommended by directors or management. The committee also has authority to retain a recruitment firm if it deems it advisable. Shareholders who wish to suggest an individual for consideration for election to our Board of Directors may submit a written nomination to our Corporate Secretary, Edgewell Personal Care Company, 6 Research Drive, Shelton, Connecticut 06484, along with the shareholder’s name, address and number of shares of common stock beneficially owned; the name of the individual being nominated and number of shares of common stock beneficially owned by the nominee; the candidate’s biographical information, including age, business and residential addresses, and principal occupation for the previous five years, and the nominee’s consent to being named as a nominee and to serving on our Board. A description of factors qualifying or recommending the nominee for service on our Board would also be helpful to the Corporate Governance Committee in its consideration. To assist in the evaluation of shareholder-recommended candidates, the committee may request that the shareholder provide certain additional information required to be disclosed in our proxy statement under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). If the committee determines a candidate, however proposed, is suitable for Board membership, it will make a recommendation to our Board for its consideration.

Under our bylaws, shareholders may also nominate candidates for election at an annual meeting of shareholders. See “Shareholder Proposals for the 2020 Annual Meeting” for details regarding the procedures and timing for the submission of such nominations. Director nominees submitted through this process will be eligible for election at the annual meeting but will not be included in our Company’s proxy materials prepared for the meeting.

Cooperation Agreement with Legion Partners

On October 28, 2018, our Company entered into an agreement (the “Cooperation Agreement”) with Legion Partners Asset Management, LLC and certain related investors (collectively, “Legion Partners”). Pursuant to the Cooperation Agreement, our Board increased its size from ten to 12 directors, appointed Robert W. Black and George R. Corbin to the newly created directorships and agreed to include Messrs. Black and Corbin in the slate of nominees for re-election at the Annual Meeting. Each of Messrs. Black and Corbin are serving an initial term expiring at our Annual Meeting and are included in Proposal One of this proxy statement as nominees nominated and recommended by our Board for re-election at the Annual Meeting.

Pursuant to the Cooperation Agreement, Legion Partners agreed not to nominate any director candidates to stand for election at the Annual Meeting. In addition, the Cooperation Agreement provides that, at the Annual Meeting and at any meeting of our shareholders held prior to the expiration of the Standstill Period (as defined below), Legion Partners will vote all of their shares of Company common stock in favor of the election of directors nominated by our Board and otherwise in accordance with our Board’s recommendation, subject to certain exceptions for extraordinary transactions, adoption of certain specified matters, the adoption of new or amended compensatory plans and certain matters with a contrary recommendation from Institutional Shareholder Services Inc. and Glass Lewis & Co., LLC.

The Cooperation Agreement includes certain restrictions applicable from October 28, 2018 until the date that is 15 calendar days prior to the deadline for the submission of shareholder nominations of directors for the 2020 Annual Meeting pursuant to our Company’s Bylaws as in effect on October 28, 2018 (the “Standstill Period”). During the Standstill Period, Legion Partners are, among other things and subject to certain exceptions, restricted from engaging in any solicitation of proxies or written consents with respect to our Company, proposing business combinations involving our Company, supporting changes in our Company’s management, business or corporate structure, acquiring assets of our Company, or acquiring any voting stock that would result in Legion Partners having beneficial ownership of more than 9.9% of our Company’s outstanding common stock.

Our Company has agreed that if Mr. Black is unable or unwilling to serve as an independent director for any reason (other than a failure to be elected at the Annual Meeting), our Company will reasonably consult with Legion Partners when selecting a replacement independent director, and will consider in good faith qualified replacements proposed privately by Legion Partners (which candidates must be unaffiliated with and independent of Legion Partners). Our Company’s obligations described in the immediately preceding sentence will terminate on the expiration of the Standstill Period (or, if

Edgewell Proxy Statement	17

earlier, at such time as Legion Partners and its affiliates cease to beneficially own at least 750,000 shares of our Company’s common stock). The Cooperation Agreement was included as Exhibit 10.1 to our Company’s Current Report on Form 8-K filed with the SEC on October 30, 2018. The foregoing description of the Cooperation Agreement is qualified in its entirety by reference to the full text thereof.

Stock Ownership Guidelines

In order to help align the financial interests of our non-employee directors with those of our shareholders, our Corporate Governance Principles provide that our non-employee directors must maintain ownership of our common stock with a value of at least five times the director’s annual retainer. New directors are given a period of five years to attain full compliance with these requirements.

For purposes of these determinations, stock ownership includes shares of our common stock which are owned directly or by family members residing with the director, or by family trusts, as well as vested options, vested and deferred restricted stock equivalents and unvested restricted stock equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to a director under our savings investment plan or our deferred compensation plan. As of the end of fiscal 2018, all of our directors were in compliance with these guidelines.

Communicating Concerns to our Board

We have established several means for shareholders or others to communicate their concerns to our Board. If the concern relates to our financial statements, accounting practices or internal controls, the concern should be submitted in writing to Gary K. Waring, the chairman of our Audit Committee, in care of our Corporate Secretary at our headquarters address, 6 Research Drive, Shelton, Connecticut 06484. If the concern relates to our governance practices, business ethics or corporate conduct, the concern may be submitted in writing to James C. Johnson, the chairman of our Corporate Governance Committee, or R. David Hoover, our Lead Independent Director and the chairman of our Finance Committee, in care of our Corporate Secretary at our headquarters address. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to R. David Hoover, our Lead Independent Director, or any one of the independent directors in care of our Corporate Secretary at our headquarters address.

Our “whistleblower” policy prohibits our Company or any of our employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, he or she may call Navex Global’s EthicsPoint, our external service provider, toll-free at 855-405-6557, or by leaving a message at our confidential web address: www.edgewell.ethicspoint.com.

18	Edgewell Proxy Statement

DIRECTOR COMPENSATION

We provided several elements of compensation to our directors for service on our Board during fiscal 2018. The Compensation Committee, which makes recommendations to the full Board regarding director compensation, strives to set director compensation at the 50th percentile of the peer group. This peer group, which can be found under “Executive Compensation—Compensation Discussion and Analysis—Compensation Benchmarking,” has been selected for purposes of evaluating our executive compensation based on market data provided by the committee’s independent consultant, Meridian.

Elements of Non-Employee Director Compensation for Fiscal 2018
Compensation Elements	Compensation Amounts
Annual Retainer (1)	$100,000
Lead Independent Director Annual Retainer	$25,000
Committee Chair Annual Retainer (2)
Audit Committee	$20,000
Nominating and Executive Compensation Committee	$20,000
Finance and Oversight Committee	$20,000
Annual Restricted Stock Equivalent Award (3)	$125,000
New Director Restricted Stock Equivalent Award (4)	$100,000

(1)

All non-employee directors received an annual retainer for serving on our Board and its committees. Mr. Hatfield received no compensation for his service on our Board and its committees other than his compensation as the President and Chief Executive Officer of our Company.

(2)

The committee chair annual retainer has not been revised to reflect the replacement of the Nominating and Executive Compensation Committee (the “NECC”) with two new committees, the Compensation Committee and the Corporate Governance Committee, which changes to our committee structure were made effective November 9, 2018.

(3)

All non-employee directors received an annual restricted stock equivalent award under our Second Amended and Restated 2009 Incentive Stock Plan on the first business day of January. This award vests one year from the date of grant. Directors have the option to defer the delivery of shares upon vesting of this award. Effective in fiscal 2019, the annual restricted stock equivalent award under our 2018 Stock Incentive Plan will be made to our directors immediately following the annual meeting of shareholders.

(4)	New non-employee directors that may be appointed or elected to our Board receive an initial restricted stock equivalent award. This award vests three years from the date of grant.

Non-employee directors are permitted to defer all or a portion of their retainers and fees under the terms of our deferred compensation plan. Deferrals may be made into (i) the Edgewell common stock unit fund, which tracks the value of our common stock; or (ii) the prime rate option, under which deferrals are credited with interest at the prime rate quoted by The Wall Street Journal. Deferrals in the deferred compensation plan are paid out in a lump sum in cash within 60 days following the director’s termination of service on the Board.

Edgewell Proxy Statement	19

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2018

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Robert W. Black	$0	$0	$0	$0
George R. Corbin	$0	$0	$0	$0
Daniel J. Heinrich	$120,000	$125,000	$0	$245,000
Carla C. Hendra	$100,000	$125,000	$0	$225,000
R. David Hoover	$145,000	$125,000	$0	$270,000
John C. Hunter, III	$120,000	$125,000	$0	$245,000
James C. Johnson	$100,000	$125,000	$0	$225,000
Elizabeth Valk Long	$100,000	$125,000	$0	$225,000
Joseph D. O’Leary	$0	$0	$0	$0
Rakesh Sachdev	$100,000	$125,000	$0	$225,000
Gary K. Waring	$0	$0	$0	$0

(1)

This column reflects retainers earned during fiscal 2018. Ms. Long elected to defer her entire annual retainer of $100,000 under the terms of our deferred compensation plan into the Edgewell common stock unit fund. Messrs. Black, Corbin, O’Leary and Waring did not receive any fees in fiscal 2018 as their election to our Board did not occur until fiscal 2019.

(2)

This column reflects the aggregate grant date fair value, in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Section 718, of the restricted stock equivalent awards granted on January 2, 2018 under our Second Amended and Restated 2009 Incentive Stock Plan as described in the narrative above. Refer to “Note 13. Share-Based Payments” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 for further discussion. The number of unvested restricted stock equivalents held by our directors as of September 30, 2018, was as follows: Messrs. Heinrich, Hoover, Hunter, Johnson, Sachdev and Ms. Hendra, 2,072 each; and Ms. Long 3,259. The number of vested restricted stock equivalents deferred until retirement from our Board held by our directors as of September 30, 2018, was as follows: Mr. Heinrich, 8,078; Ms. Hendra, 4,659; Mr. Hoover, 13,669; Mr. Hunter, 3,045; Mr. Johnson, 6,561; Ms. Long, 2,320; and Mr. Sachdev, 4,659. Messrs. Black, Corbin, O’Leary and Waring received restricted stock equivalent awards after they became members of our Board. For Messrs. O’Leary and Waring, the effective date of their appointment to our Board was October 1, 2018; and for Messrs. Black and Corbin the effective date of their appointment to our Board was October 28, 2018.

(3)	The following items are not included within the above disclosure of director compensation:
(i)

The directors are covered under the terms of our general directors’ and officers’ liability insurance policies, the premiums for which are a general expense of our Company. We do not obtain a specific policy for each director or for the directors as a group.

(ii)	We provide transportation and lodging for out-of-town directors attending Board and committee meetings.
(iii)

The directors may make requests for contributions to charitable organizations from our Company’s charitable trust, which we have funded from time to time. The trustees of that trust, all of whom are employees of our Company, have determined to honor such requests that are in accordance with the charitable purpose of the trust, and which do not exceed $10,000 in any year. The directors may request contributions in excess of that amount, but such requests are at the sole discretion of the trustees. All contributions are made out of the funds of the trust and are not made in the name of the requesting director. Our Company will continue to honor requests under the charitable trust guidelines as long as funds exist at an appropriate level to do so.

(iv)	The non-employee directors may be provided from time to time with samples of our products with an incremental cost of less than $50.

20	Edgewell Proxy Statement

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee, in accordance with authority granted in its charter by our Board, appointed PricewaterhouseCoopers LLP (“PwC”) as our Company’s independent auditor for the 2018 fiscal year. PwC has served as our independent auditor for every fiscal year since 2000, and PwC has begun certain work related to the 2019 fiscal year audit as approved by the Audit Committee. Information on independent auditor fees for the last two fiscal years is set forth below. Our Board and the Audit Committee believe that the retention of PwC to serve as independent auditor is in the best interests of our Company and shareholders. In making this determination, our Board and the Audit Committee considered a number of factors, including:

•	Audit Committee members’ assessment of PwC’s performance;
•	Management’s assessment of PwC’s performance;
•	PwC’s independence and integrity;
•	PwC’s fees and the quality of services provided to Edgewell; and
•	PwC’s global capabilities and knowledge of our global operations.

A representative of PwC will be present at the Annual Meeting and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

Although NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, we are providing shareholders with the means to express their views on this matter. Although this vote will not be binding, in the event our shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and shareholders.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for ratification.

THE MEMBERS OF THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS

RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF

PWC AS OUR INDEPENDENT AUDITOR FOR FISCAL YEAR 2019.

Audit Committee Pre-Approval Policy

The Audit Committee has a formal policy concerning approval of all services to be provided by our independent auditor, including audit, audit-related, tax and other services. The policy requires that all services the auditor may provide to us must be pre-approved by the Audit Committee. The chairman of the Audit Committee has the authority to pre-approve permitted services that require action between regular committee meetings, provided he reports to the committee at the next regular meeting. Early in each fiscal year, the Audit Committee approves the list of planned audit and non-audit services to be provided by the auditor during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the Audit Committee. The Audit Committee approved all services provided by PwC during fiscal 2018 and fiscal 2017.

Edgewell Proxy Statement	21

Services Provided by PricewaterhouseCoopers LLP

The following table discloses fees paid to PwC for the following professional services rendered during the last two fiscal years:

•

Audit Fees—These are fees for professional services performed by PwC for the audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our 10-Q filings, and audit services that are normally provided in connection with statutory and regulatory filings or engagements.

•

Audit-Related Fees—These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements. This includes: equity and debt offering related services; due diligence related to mergers and acquisitions; internal control reviews; attestations by PwC that are not required by statute or regulation; and consulting on financial accounting and reporting standards.

•

Tax Fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes: preparation of original and amended tax returns for Edgewell and our consolidated subsidiaries; refund claims; payment planning; and tax audit assistance.

•

All Other Fees—These are fees for other permissible work performed by PwC that does not meet the above category descriptions. All Other Fees for fiscal 2018 included services provided in conjunction with assisting our Company in the assessment of trading environment impacts and strategies related to Brexit.

Fees Paid to PricewaterhouseCoopers LLP (in thousands)
Type	FY 2017	FY 2018
Audit Fees	$3,449	$3,326
Audit-Related Fees	0	10
Tax Fees	252	195
All Other Fees	0	56
Total Fees	$3,701	$3,587

22	Edgewell Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee of Edgewell’s Board of Directors assists the Board in its oversight of corporate governance by overseeing the quality and integrity of Edgewell’s accounting, auditing, and reporting practices. The Audit Committee operates in accordance with a written charter, which was adopted by the Board. A copy of that charter is available at Edgewell’s Investor Relations site, http://ir.edgewell.com/, under “Corporate Governance.” The Audit Committee consists entirely of non-employee directors that are independent, as required by the listing standards of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission (“SEC”). Further, the Board has determined that Mr. Waring, Mr. Black, Mr. Heinrich and Ms. Long are audit committee financial experts, as defined by SEC guidelines.

Management is responsible for the Company’s internal controls and the financial reporting process. Edgewell’s independent accountants, PricewaterhouseCoopers LLP (“PwC”), are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon. The committee’s responsibility is to monitor and oversee these processes on behalf of the Board.

The Audit Committee has oversight responsibilities for reviewing the services performed by PwC and retains sole authority to select, evaluate and replace the outside auditors. In fulfilling its oversight responsibilities, the committee discusses PwC’s overall scope and execution of the annual audit, as well as other matters required to be discussed by PCAOB auditing standards. The Audit Committee is responsible for approval of the proposed audit fees and annually evaluates the qualifications, performance and independence of PwC and its lead audit partner. Further, in conjunction with the mandated rotation of the independent auditor’s lead audit partner, the Audit Committee is directly involved in the selection of the new lead audit partner.

The Audit Committee has received the written disclosures from PwC required by the applicable standards of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed the independence of PwC with members of that firm. In doing so, the committee considered whether the non-audit services provided by PwC were compatible with its independence. The committee concluded that the independent auditors’ independence has not been impaired.

The Audit Committee selected PwC as the Company’s independent registered public accountants for fiscal year 2019, subject to shareholder ratification. PwC has served as the Company’s independent registered public accounting firm since 1999, and the current lead partner has been engaged since fiscal year 2016 and will rotate off after completion of the fiscal year 2020 audit. The Audit Committee considered several factors in selecting PwC, including the firm’s independence and internal quality controls, the overall depth of talent, their experience with the Company’s industry, their familiarity with the Company’s business and internal control over financial reporting, as well as the potential impact of changing independent auditors.

With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2018, management of the Company has represented to the committee that the financial statements were prepared in accordance with generally accepted accounting principles. The committee has met with management, the internal auditors and PwC, with and without management present, to discuss the results of their examination, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements, reasonableness of significant accruals, reserves and allowances, critical accounting policies and estimates and risk assessment.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2018 be included in the Company’s Annual Report on Form 10-K for that year for filing with the SEC.

Respectfully submitted,

Gary K. Waring, Chairperson

Robert W. Black

Daniel J. Heinrich

Elizabeth Valk Long

Joseph D. O’Leary

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Edgewell Proxy Statement	23

EXECUTIVE COMPENSATION

The following narratives and tables discuss the compensation paid in fiscal 2018 to our chief executive officer, chief financial officer, and our other three (including one executive officer who retired at the end of the fiscal year) most highly compensated executive officers serving at the end of fiscal 2018, whom we refer to collectively as our “named executive officers,” as well as two former executive officers who would have been named executive officers had they been serving at the end of fiscal 2018. This includes:

•	David P. Hatfield, Chairman, President and Chief Executive Officer;
•	Rod R. Little, Chief Financial Officer (since March 5, 2018);
•	Sandra J. Sheldon, former Chief Financial Officer (through December 17, 2017);
•	Colin A. Hutchison, Chief Operating Officer;
•	John N. Hill, Chief Human Resources Officer;
•	Anthony J. Bender, Chief Information Officer (retired September 30, 2018);
•	Peter A. Conrad, former Chief Administrative Officer (through November 30, 2017); and
•	Elizabeth E. Dreyer, former Interim Chief Financial Officer (from December 17, 2017 through March 5, 2018).

COMPENSATION DISCUSSION AND ANALYSIS

Principles of the Edgewell Compensation Program

Our commitment to maintaining competitive compensation practices has resulted in strong shareholder support of our compensation philosophy, with approximately 95% of the votes cast in favor of the advisory resolution on executive compensation at our 2018 Annual Meeting. Discussed below are the principles that underlie our compensation philosophy.

Pay for Performance

The primary goal of our compensation program is to instill a “pay for performance” culture throughout our organization, with a significant portion of targeted compensation for our named executive officers dependent upon achievement of performance goals and forfeited if goals are not achieved.

Competitive Total Compensation Packages

We strive to attract and retain strong executive leaders, with competitive total compensation opportunities near the 50th percentile of our peer group. Our compensation program is designed to motivate these leaders through incentive awards for the achievement of objectives aligned with operating results and execution of significant initiatives.

Alignment with Shareholder Interests

In order to align the compensation received by our executives with the returns received by our shareholders, a substantial portion of the named executive officers’ total compensation has historically been in the form of performance-based and time-vesting restricted stock equivalents and stock options. We further align the interests of our executive officers and shareholders through our use of stock ownership guidelines and prohibitions on the hedging or pledging as collateral of Edgewell common stock.

Summary of Key Elements of Executive Compensation in Fiscal 2018

The Compensation Committee of our Board (the “Compensation Committee” or the “committee”) is responsible for determination of executive officer compensation. As a general principle, the Compensation Committee seeks to provide an annual compensation program that includes, in addition to base salary, a combination of short-term and long-term incentive programs based on our Company’s performance as measured by certain financial performance metrics, thus linking executive officer compensation to outcomes designed to increase shareholder value.

24	Edgewell Proxy Statement

Base Salary. Traditionally, we set the salaries of our executive officers at the beginning of each fiscal year. In fiscal 2018, we set salaries in November 2017, early in the fiscal year.

Short-Term Incentive Plan (Annual Cash Bonus). Traditionally, we establish an annual short-term incentive program at the start of each fiscal year, to be measured at the conclusion of the fiscal year based on performance against metrics determined at the beginning of the year by the Compensation Committee. In fiscal 2018, we established an annual bonus program for our executive officers effective October 1, 2017, the start of our fiscal year, utilizing three metrics to measure performance:

•	Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization), which constitutes 40% of the bonus target and rewards profitability performance;
•	Adjusted Net Sales Growth, which constitutes 35% of the bonus target and rewards revenue growth; and
•	Adjusted Net Working Capital as a Percent of Net Sales, which constitutes 25% of the bonus target and rewards improved balance sheet management.

Long-Term Incentive Plan (Restricted Stock Equivalent (Performance-Based and Time-Vesting) and Option Awards). Traditionally, we have granted long-term incentive awards in the first quarter of the fiscal year. We have increasingly awarded restricted stock equivalents tied to performance-based metrics and/or stock options to enhance the emphasis on Company performance. In fiscal 2018, the NECC, which has been dissolved and replaced with the Compensation Committee effective November 9, 2018, awarded long-term incentive awards to our executive officers in November 2017, early in the fiscal year, consisting of 20% non-qualified stock options, 50% performance-based restricted stock equivalents (“PRSEs”) and 30% time-vesting restricted stock equivalents. For the PRSEs, the performance metrics used for measurement are Adjusted Diluted Earnings per Share (“EPS”) for our Company’s 2020 fiscal year ending September 30, 2020, bearing a weight of 60%, and Cumulative Free Cash Flow as a Percent of Cumulative Net Sales (“FCF”) for the three year period commencing October 1, 2017 and ending on September 30, 2020, bearing a weight of 40%.

Edgewell Proxy Statement	25

The key elements of our fiscal 2018 executive compensation program as well as the purpose of each item are shown in the following table:

Compensation Element	Description	Purpose
Base Salary	Annual fixed salary, payable in cash.	Helps attract and retain key individuals.
Annual Cash Bonus	Bonuses are payable in cash upon achievement of Company-wide pre-determined metrics: • Adjusted EBITDA • Adjusted Net Sales Growth • Adjusted Net Working Capital as a Percent of Net Sales	Promotes achievement of Company-wide performance goals.
Restricted Stock Equivalent Awards

We issued PRSEs and time-vesting restricted stock equivalent awards in November 2017.

•   PRSE awards vest on the third anniversary of the grant upon achievement of pre-determined Adjusted EPS and FCF metrics, subject to the recipient remaining employed with our Company.

•   Time-vesting restricted stock equivalent awards vest in equal installments on each of the first three anniversaries of the grant, subject to the recipient remaining employed with our Company at each vesting date.

•   PRSEs promote achievement of Company-wide performance goals, and provide a direct link to shareholder interests by tying a significant portion of executive compensation to the performance of our common stock.

•   Vesting requirements help to retain key employees.

Option Awards

We issued non-qualified stock option awards in November 2017 that vest in equal installments on each of the first three anniversaries of the grant date, subject to the recipient remaining employed with our Company at each vesting date. The stock options have an exercise price equal to the closing market price of our common stock on the date of grant ($58.90).

Provides a direct link to shareholder interests by tying a significant portion of executive compensation to the performance of our common stock. Additionally, vesting requirements help to retain key employees.
Supplemental Retirement Plans	Executives participate in the retirement plans available for all employees; the supplemental retirement plans restore retirement benefits otherwise limited by federal statute.	Ensures that the executives receive the same relative value compared to other employees who are not subject to these limits.
Executive Severance Plan	Executives are entitled to benefits in the event they are involuntarily terminated without cause or they resign for good reason.	Helps attract and retain key executives by offering a competitive total compensation package.
Change of Control Severance Agreements	Executives are entitled to benefits in the event of a change of control only if they are involuntarily terminated without cause or they resign for good reason following a change of control of our Company.

Allows executives to make decisions focusing on the interests of our shareholders despite the heightened risk of job loss following a change of control. A termination of employment is required following a change of control (i.e., “double trigger”).

26	Edgewell Proxy Statement

Objectives

The key objective of our compensation philosophy is to reward management based upon their success in increasing shareholder value and achieving operational results. With a focus on achieving this overarching goal, the overall executive compensation program is designed to provide a compensation package that will enable us to attract and retain highly talented executives and maintain a performance-oriented culture.

Pay for Performance

Our goal is to instill a “pay for performance” culture throughout our operations, with total compensation opportunities targeted near the 50th percentile of our peer group. Traditionally, a significant portion of targeted compensation for our named executive officers, consisting of bonus, restricted stock equivalent awards (performance-based and time-vesting), and option awards, is variable—not fixed—compensation, rewarding the named executive officers for the achievement of outstanding and sustained Company performance, which builds shareholder value. We believe this compensation structure offers high potential rewards for superior performance, and significantly lower compensation for results below target.

Competitive Total Compensation Package

Our executive officers are highly experienced, many with industry experience of over 25 years, and have been successful in operating our business, including overseeing the successful transition of our Company to a stand-alone personal care business. Because of management’s level of experience, as well as the value of maintaining continuity in senior executive positions, we view retention of key executives as critical to the ongoing success of our operations. Consequently, we:

•	target total compensation packages near the 50th percentile of our peer group of companies to help retain key executives and remain competitive in attracting new employees; and
•	establish vesting periods for our equity-based awards, to provide additional retention incentives.

Our executive compensation program also includes features to address other compensation-related issues such as retirement concerns, which we believe have played an important role in our executive compensation structure.

Alignment with Shareholder Interests

A significant portion of our traditional compensation program consists of equity grants that align our officers’ interests with those of our shareholders by tying a significant portion of the officers’ compensation to the performance of our common stock. Our incentive compensation program focuses on a combination of short- and long-term metrics which motivate the achievement of our Company’s performance targets. In fiscal 2018, our short-term incentive program utilized metrics of Adjusted EBITDA (profitability), Adjusted Net Sales Growth (revenue growth) and Adjusted Net Working Capital as a Percent of Net Sales (improved balance sheet management), while our long-term incentive program utilized metrics of Adjusted EPS (profitability) and Cumulative Free Cash Flow as a Percent of Cumulative Net Sales (improved balance sheet management). Alignment with shareholder interests is one of the key factors underlying our grant of stock option awards, as the Compensation Committee believes that the award of options at the then-current market price aligns management with shareholder desire for stock price appreciation.

Implementation of the Compensation Program

Our Board has delegated authority to the Compensation Committee to approve all compensation and benefits for our executive officers. The Compensation Committee sets executive salaries and bonuses, reviews executive benefit programs, including change in control severance agreements, and grants cash bonus awards to our executive officers under our cash bonus program, as well as equity awards to our executive officers under our 2018 Stock Incentive Plan. For those employees below the executive officer level, compensation and benefits are determined by our management, under a delegation of authority from the Compensation Committee. Prior to November 9, 2018, this authority was delegated to the NECC.

Edgewell Proxy Statement	27

To assist the NECC in evaluating our executive officer and director compensation programs, the committee directly retained an independent consultant, Meridian Compensation Partners LLC (“Meridian”). In fiscal 2017, Meridian was asked to:

•

assist in establishing, and provide comparative market data for, our peer group (and other companies, as needed) with respect to benchmarking the compensation of our named executive officers as well as our non-executive directors;

•	analyze our compensation and benefit programs relative to our peer group;
•	assist in the evaluation and design of executive compensation arrangements as requested by the NECC; and
•	advise the NECC on trends in compensation and governance practices and on management proposals with respect to executive compensation.

In October 2018, the NECC reviewed the independence of Meridian and determined that Meridian has no conflicts of interest. In particular:

•	Meridian does not provide any other services to our Company;
•	the committee has sole authority to retain or replace Meridian in its role as its consultant;
•	the committee regularly reviews the performance and independence of Meridian, as well as fees paid; and
•

management has retained a separate consultant, Willis Towers Watson, which advises management (but not the committee) on market trends in executive compensation, provides ad hoc analysis and recommendations, and reviews and comments on compensation proposals.

A representative of Meridian attends committee meetings as requested to serve as a resource on executive officer and director compensation matters. In order to encourage independent review and discussion of executive compensation matters, the committee meets with Meridian in executive session.

Compensation Benchmarking

Meridian, with direction from the NECC, developed a custom peer group of companies from which the committee benchmarks our compensation program. Following a thorough review, the NECC determined that a new peer group should be selected for fiscal 2018. Peer companies were selected based on a variety of criteria, including consumer products businesses, businesses with a strong brand focus, competitors for executive talent, and similarly-sized businesses in terms of revenues and market capitalization. The NECC reviewed and approved the use of this custom peer group. Market compensation values are based on practices of the peer group. Each key component of compensation, including base pay, target annual bonus, target total cash compensation and target grant-date value of long-term incentives, is benchmarked against this custom peer group.

The custom peer group approved by the NECC for use for fiscal 2018 was comprised of the following companies:

Church & Dwight Co., Inc.	International Flavors & Fragrances Inc.	Sleep Number Corporation

Coty Inc.	McCormick & Company, Incorporated	Spectrum Brands Holdings, Inc.

Energizer Holdings, Inc.	Nu Skin Enterprises, Inc.	The Clorox Company

Fossil Group, Inc.	Oxford Industries, Inc.	The Estée Lauder Companies Inc.

HanesBrands Inc.	Post Holdings, Inc.	The Hain Celestial Group, Inc.

Hasbro, Inc.	Prestige Brands Holdings, Inc.	Tupperware Brands Corporation

Helen of Troy Limited	Revlon, Inc.

28	Edgewell Proxy Statement

Results of 2018 Advisory Vote to Approve Executive Compensation

At our 2018 Annual Meeting of Shareholders held on January 26, 2018, we submitted a proposal to our shareholders for a non-binding advisory vote on our fiscal year 2017 compensation awarded to our named executive officers. Our shareholders approved the proposal with approximately 95% of the votes cast in favor of the proposal. We believe that the outcome of our say-on-pay vote signals our shareholders’ support of the committee’s approach to executive compensation, specifically our efforts to attract, retain, and motivate our named executive officers.

We were pleased with our shareholders’ support of our fiscal year 2017 compensation program, and the committee continues to review our executive compensation practices to further align our compensation practices with our pay-for-performance philosophy and shareholder interests. We value the opinions of our shareholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Elements of Compensation

Base Pay

We benchmark base pay against our peer group annually as a guide to setting compensation for key positions, including the named executive officers, in the context of prevailing market practices. Our management and the Compensation Committee believe an important reference point for base salaries is the 50th percentile for the peer group, but also that it is important to consider the interplay of all of the various components of total compensation as well as the individual’s performance.

At the beginning of each fiscal year, the committee establishes the salaries of the executive officers (other than the chief executive officer) based on recommendations of the chief executive officer. These recommendations are based on an assessment of the individual’s responsibilities, experience, and individual performance.

The salary of the chief executive officer is set by our Board, based upon the recommendation of the Compensation Committee, taking into account the recommendation of the committee’s compensation consultant. In connection with those reviews, Meridian, without input from management, provides the committee with a market competitive range of possible

Edgewell Proxy Statement	29

salary and long-term incentive award levels. The committee uses this information, along with its analysis of the performance and contributions of the chief executive officer against performance goals, to recommend to our Board an appropriate salary for the chief executive officer.

The NECC evaluated the annual base salaries of the individuals then serving as executive officers at its November 2017 meeting and set the base salaries of the following named executive officers (except for Mr. Hatfield’s base salary, which was set by our Board) effective November 1, 2017:

Name	Title	Annual Base Salary	Percentage Increase from Prior Annual Base Salary
Mr. Hatfield	Chairman, President and Chief Executive Officer	$965,000	3.2%
Mr. Little (1)	Chief Financial Officer	$710,000	n/a
Mr. Hutchison	Chief Operating Officer	$580,000	4.5%
Mr. Hill	Chief Human Resources Officer	$391,400	3.0%
Ms. Sheldon	Former Chief Financial Officer	$566,100	2.0%
Mr. Bender	Chief Information Officer	$351,160	3.0%
Ms. Dreyer (2)	Former Interim Chief Financial Officer	$335,000	3.0%

(1)

Mr. Little was not an executive officer of our Company at the start of fiscal 2018 and, as a result, his base salary was determined by the NECC effective as of March 5, 2018, the day he joined our Company.

(2)	Ms. Dreyer was acting Interim Chief Financial Officer from December 12, 2017 to March 5, 2018. She left the Company on April 16, 2018.

Incentive Programs

The NECC has traditionally approved an annual two-tier incentive compensation structure for our key executives, consisting of a short-term incentive performance program, paid annually in cash, and a long-term incentive performance program, generally paid in equity, such as restricted stock equivalents or stock options. Until the adoption of the Tax Cuts and Jobs Act in December 2017, awards to officers under our short-term performance program have been made under the terms of our shareholder-approved executive officer bonus plan, and the long-term performance awards were granted under the terms of our Second Amended and Restated 2009 Incentive Stock Plan (the “2009 Stock Plan”), which was replaced by our 2018 Stock Incentive Plan following our shareholders’ approval of the new plan at our 2018 Annual Meeting of Shareholders, consistent with the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Short-Term Incentive Program - Annual Cash Bonus

Executive Officer Bonus Program

Annual cash bonuses to our named executive officers are based on a percentage of the executive’s annual salary and adjusted based on performance as compared to metrics determined by the NECC. The annual bonus program for fiscal 2018 for those serving as executive officers at the start of fiscal 2018 (the “Executive Officer Bonus Program”) was designed to measure Company-wide performance against three metrics:

•	Adjusted EBITDA (40% of the bonus target);
•	Adjusted Net Sales Growth (35% of the bonus target); and
•	Adjusted Net Working Capital as a Percent of Net Sales (25% of the bonus target).

The metrics and targets for the Executive Officer Bonus Program were chosen based on fulfilling our Company’s business plan for fiscal 2018. The Adjusted EBITDA metric was chosen to emphasize profit growth and alignment with shareholder interests; the Adjusted Net Sales Growth metric was selected to emphasize top line growth and alignment with shareholder interests; and the Adjusted Net Working Capital as a Percent of Net Sales metric was utilized to emphasize improvement in balance sheet management.

30	Edgewell Proxy Statement

The performance goals for each metric were set by the NECC at the beginning of the fiscal year. The NECC assigned individual “bonus targets” to each of the executive officers, based upon individual performance and prevailing market practice information provided by Meridian. The following “bonus targets,” defined as a percentage of the individual’s base pay for the term of the bonus program, were assigned to the following individuals at the NECC’s November 2017 meeting:

Name	Title	Bonus Target as a Percentage of Base Salary
Mr. Hatfield	Chairman, President and Chief Executive Officer	115%
Mr. Little (1)	Chief Financial Officer	75%
Mr. Hutchison	Chief Operating Officer	75%
Mr. Hill	Chief Human Resources Officer	60%
Ms. Sheldon	Former Chief Financial Officer	75%
Mr. Bender	Chief Information Officer	50%
Ms. Dreyer	Former Interim Chief Financial Officer	50%

(1)

Following his appointment as Chief Financial Officer effective March 5, 2018, the NECC included Mr. Little as a participant in the Executive Officer Bonus Program for the remainder of fiscal 2018, on a pro rata basis, with a bonus target as a percentage of base salary of 75%.

Our named executive officers are eligible to receive bonus payouts under the Executive Officer Bonus Program, if any, only upon achievement of results compared against pre-determined company performance established by the Compensation Committee. The Compensation Committee has the discretionary authority to reduce bonuses otherwise earned under the program. No amount of bonus payout to our executive officers is tied to individual performance objectives.

For the Executive Officer Bonus Program for fiscal 2018, the combined weighted payout for these named executive officers was 68.3% of the target amount, based on outcomes under the following three performance metrics:

Adjusted EBITDA

Adjusted EBITDA means the sum of earnings before interest, taxes, depreciation, and amortization determined in accordance with U.S. generally accepted accounting principles (“GAAP”), subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures, extraordinary dividends, stock splits or stock dividends, recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts, and costs associated with restructurings.

The threshold, target and stretch achievement levels, determined based upon fulfilling our Company’s business plan for fiscal 2018, and the percent of target payout at each level, are as follows:

	Threshold	Target	Stretch
(40% of Bonus Target)	50% Payout	100% Payout	200% Payout
Adjusted EBITDA	$391.3 million (85% of target performance)	$460.3 million	$506.3 million (110% of target performance)

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to our Company performance are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

The NECC, in consultation with management, considered whether to adjust our Company’s fiscal 2018 EBITDA to reflect the negative financial impact (or whether to exercise its negative discretion to disregard the impact) of various events when determining the achievement of the Adjusted EBITDA target. The NECC determined that no adjustments would be made to fiscal 2018 EBITDA. The NECC determined that, for purposes of the plan, Adjusted EBITDA for the period was $414.2 million, resulting in awards payable under the plan at 66.6% of target with respect to this performance metric.

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Adjusted Net Sales Growth

Adjusted Net Sales Growth means the year-over-year change in adjusted net sales from fiscal 2017 to fiscal 2018. Adjusted Net Sales means net sales, as determined in accordance with GAAP, adjusted to account for the impact of changes in foreign currency, the impact of acquisitions and divestitures, extraordinary transactions such as mergers or spin-offs, reorganizations, and unusual or non-recurring non-cash accounting impacts, and costs associated with restructurings.

The threshold, target and stretch achievement levels, determined based upon fulfilling our Company’s business plan for fiscal 2018, and the percent of target payout at each level, are as follows:

	Threshold	Target	Stretch
(35% of Bonus Target)	50% Payout	100% Payout	200% Payout
Adjusted Net Sales	$2,091.7 million (90% of target performance)	$2,324.1 million	$2,393.8 million (103% of target performance)

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to Company performance are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

The NECC determined Adjusted Net Sales for the period was $2,233.9 million, resulting in awards payable under the plan at 80.6% of target with respect to this performance metric.

Adjusted Net Working Capital as a Percent of Net Sales

Adjusted Net Working Capital as a Percent of Net Sales means Average Net Working Capital divided by Net Sales for the performance period, as adjusted for the effect of restructuring events such as plant closings, sales of facilities or operations and business restructurings, and expressed as a percentage. “Average Net Working Capital” means, as of the end of the performance period, the average of the last four quarter end balances for each of (i) receivables, as reported, less the portion of accrued liabilities representing trade allowance, plus (ii) inventories, as reported, minus (iii) accounts payable.

The threshold, target and stretch achievement levels, determined based upon fulfilling our Company’s business plan for fiscal 2018, and the percent of target payout at each level, are as follows:

	Threshold	Target	Stretch
(25% of Bonus Target)	50% Payout	100% Payout	200% Payout
Adjusted Net Working Capital as a Percent of Net Sales	14.7% (105% of target performance)	14.0%	13.3% (95% of target performance)

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to our Company performance are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

The NECC determined that Adjusted Net Working Capital as a Percent of Net Sales for the period was 14.1%, which would have resulted in awards payable under the plan at 92.9% with respect to this performance metric. However, the NECC, in consultation with management, determined that when balancing business unit results with corporate results for this metric, negative discretion should be applied as actual results achieved were not commensurate with the contributions of our executives. Consequently, the NECC determined that it would be appropriate to exercise its negative discretion and revised the results achieved for this performance metric to 14.6%, thereby resulting in awards payable under the plan at 53.8% with respect to this performance metric.

See “Executive Compensation – Summary Compensation Table” for the payouts under the Executive Bonus Program for fiscal 2018 for each of the named executive officers.

Long-Term Incentive Program—Equity Awards (Restricted Stock Equivalents and Options)

Our 2018 Stock Incentive Plan authorizes, and our 2009 Stock Plan previously authorized, the NECC and, effective as of November 9, 2018, its successor the Compensation Committee, to grant various types of equity awards. Under the 2009

32	Edgewell Proxy Statement

Stock Plan, the NECC has granted to key executives restricted stock equivalent awards, consisting of PRSEs and time-vesting awards. Performance-based restricted stock equivalent awards are tied to both achievement of Company performance targets over a set time period (for our Company, typically three years) and continued employment with our Company over the same period as conditions to vesting of the awards. Time-vesting restricted stock equivalent awards are tied solely to continued employment with our Company over a set time period as the condition to vesting of the awards. The NECC also granted to key executives stock option awards under the 2009 Stock Plan, tied to continued employment with our Company over a set time period as the condition to vesting of the awards.

Timing and Procedures for Grants

Other than in exceptional cases, such as promotions or new hires, long-term incentive awards are generally granted in the first quarter of the fiscal year (October through December), at the time when salary levels and short-term incentive programs for the new fiscal year are determined.

The number of restricted stock equivalents and stock options awarded, as well as the mix between restricted stock equivalent and stock option awards and between time-based and performance-based restricted stock equivalent awards, are based on the amounts targeted to be delivered after the applicable vesting period, and the corresponding grant date value of the awards. The restricted stock equivalent awards are stock-settled at the time of vesting when they convert into unrestricted shares of our common stock. Performance-based restricted stock awards are earned based on the level of performance over the vesting period against pre-established goals. Upon vesting, stock option awards become exercisable for the purchase of shares of our common stock at a price per share established at the time of grant, so that the option will have no financial value unless the price of our common stock appreciates following the date of grant. The value of all our equity awards fluctuate based on performance of our Company’s common stock over time. This combination of financial performance and stock price performance enhances alignment with our shareholders.

The chief executive officer recommends to the Compensation Committee the number and type of restricted stock equivalents and stock options to be awarded for each named executive officer (other than the chief executive officer). The committee considers the equity awards for executive officers based in part upon benchmarked data from our peer group provided by Meridian valued on the date of grant, as well as other factors, such as the officers’ individual performance, current dilution rates, and the market run-rate for equity grants among the peer group. With respect to awards to the chief executive officer, Meridian, without input from the chief executive officer or other members of management, provides a market competitive range of potential awards to the committee. However, the committee considers alternatives outside the range and determines the award to recommend to our Board considering the competitive posture, performance of our Company, returns to shareholders, and experience and effectiveness of the chief executive officer’s leadership, as well as the input from Meridian.

Restricted Stock Equivalent Award Grants during Fiscal 2018

The NECC approved the grant of both performance-based and time-vesting restricted stock equivalent awards to the named executive officers in November 2017. These awards can increase in value if our Company’s stock price rises. The number and type of restricted stock equivalent awards granted to each named executive officer is shown in the “Grants of Plan-Based Awards” table.

The PRSEs vest three years from the date of grant, upon achievement of a pre-determined Adjusted EPS metric for our Company’s fiscal year ending September 30, 2020, bearing a 60% weight, and a pre-determined cumulative FCF as a percent of cumulative net sales for the three-year period commencing October 1, 2018 through September 30, 2020, bearing a 40% weight, subject to the recipient remaining employed with our Company on the vesting date. The Adjusted EPS metric was chosen to reward recipients for driving our Company’s bottom-line profitability growth. Adjusted EPS means diluted earnings per share, determined in accordance with GAAP, subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures, extraordinary dividends, stock splits or stock dividends, recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts, and costs associated with restructurings. The FCF metric was chosen to reward recipients for driving more focus against balance sheet management, in particular working capital management. FCF means net cash from operating activities less capital expenditures, plus proceeds from asset sales, over the three year performance period, determined in accordance with GAAP,

Edgewell Proxy Statement	33

subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures, extraordinary dividends, stock splits or stock dividends, recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts, and costs associated with restructurings.

The PRSEs have a threshold, target and stretch level of performance. Upon achievement of the threshold level of performance, 25% of the stock equivalents vest; 50% will vest upon achievement of target level performance; and 100% will vest upon achievement of stretch level performance. No PRSEs will vest if results are below the threshold goal, and no additional awards will vest if results are above the stretch goal. Vesting will increase proportionately in 1/10th of 1% increments for final results between the goals indicated.

The time-vesting restricted stock equivalent awards vest in equal installments on each of the first three anniversaries of the date of grant if the recipient remains employed with our Company on the vesting date.

Stock Option Award Grants during Fiscal 2018

The NECC approved the grant of stock option awards to the named executive officers in November 2017. The stock option awards vest in equal installments on each of the first three anniversaries of the grant date if the recipient remains employed with our Company. Each option has an exercise price equal to the closing market price of our common stock on the date of grant, which was $58.90. These options will have value only if our Company’s stock price increases above $58.90, which provides incentive to the named executive officers to increase shareholder value, thereby aligning their interests with those of our Company’s shareholders. The number of options granted to each named executive officer is shown in the “Grants of Plan-Based Awards” table.

Supplemental Retirement Plans

Prior to January 1, 2014, our defined benefit pension plan covered essentially all U.S. employees after one year of service. As a qualified plan, it was subject to maximum pay and benefit limits under the tax rules. Our supplemental executive retirement plan (“SERP”) provided a supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the tax limitations. Details of benefits under the SERP are set forth in the “Pension Benefits Table,” including the accompanying narrative.

Our named executive officers were also covered by our qualified defined contribution 401(k) plan and entitled to a Company match on a portion of their deferrals to the plan. The amounts which may be deferred on a tax preferred basis into the qualified plan, as well as the amount of the matching contributions, are also subject to IRS limitations. We have also established supplemental plans to compensate executives for these limits. Our executive savings investment plan (“ESIP”) permits executives to defer any excess contributions and matching payments not permitted into the qualified 401(k) plan. According to market data provided by Meridian, these types of benefits are generally offered by our peer group, often with enhanced benefit formulas (which we do not provide). Details of the ESIP, including the contributions, earnings, and year-end balances, are set forth in the “Non-qualified Deferred Compensation Table.”

Effective January 1, 2014, the pension benefit earned to date by active participants under our Company’s legacy U.S. defined benefit pension plan was frozen and future accruals are no longer provided. When the pension plan was frozen, the SERP was similarly frozen. The elimination of the U.S. defined benefit pension benefit was partially offset by an increase in our Company match to contributions made by participants into our defined contribution 401(k) and executive savings investment plans.

Executive Severance Plan

On September 23, 2016, the NECC adopted an executive severance plan for our Company. The plan provides benefits to a number of our Company’s executives, including the named executive officers, in the event of a qualifying termination, which includes an involuntary termination without cause or a voluntary termination as a result of good reason (as such terms are defined in the plan). Unlike many other public companies, we have not offered employment agreements to our executives. In adopting the plan, the NECC considered that the market practice at peer companies is to provide executives with certain benefits in the event of such terminations, and therefore concluded that the plan would be a significant benefit to our Company in attracting and retaining key executives by offering a competitive total compensation package.

34	Edgewell Proxy Statement

Post-termination benefits for participating employees consist of a lump sum payment equal to:

•

the employee’s annual base salary plus a severance bonus equal to the short-term incentive plan bonus for the employee for the most recently completed fiscal year, except in the case of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, where such payment will be equal to two times (for the CEO) and 1.5 times (for the COO and CFO) the sum of the annual base salary and severance bonus;

•	the accrued but unpaid paid time off available to the employee; and
•

1.5 times the monthly premium cost for group health plan benefits for the employee multiplied by 12, except in the case of the CEO, COO and the CFO, where the health costs will be multiplied by 24, 18 and 18, respectively.

Such benefits are subject to reduction under certain circumstances, including to the extent necessary to avoid certain federal excise taxes. In addition, no benefits will be paid to the extent duplicative of benefits under a change in control or similar agreement with our Company.

The payment of benefits under the plan is conditioned upon, among other things, the employee executing a general release in favor of our Company, which shall include confidentiality, non-solicitation, non-disparagement and non-competition obligations of the employee in favor of our Company.

A description of the projected cost, if all of the named executive officers were terminated on September 30, 2018, is provided under “Potential Payments upon Termination or Change of Control.”

Sheldon Departure

Ms. Sheldon stepped down from her role as our Chief Financial Officer effective December 17, 2017 and left our Company effective January 31, 2018. In connection with her departure, Ms. Sheldon received a severance payment in the amount of $1,040,294; an ESIP payout of $209,794; a deferred compensation payment of $854,568; and a SERP payout of $502,957. All unvested equity awards were forfeited.

Conrad Departure

Mr. Conrad departed his role as Chief Administrative Officer effective November 30, 2017. In connection with his departure, Mr. Conrad received a severance payment in the amount of $509,340; an ESIP payout of $859,115; a deferred compensation payment of $7,684,433; and a SERP payout of $740,237. All unvested equity awards were forfeited.

Severance and Other Benefits Following a Change of Control

Unlike many other public companies, we have not offered employment agreements to our executives. However, we have ongoing change of control agreements with each of our named executive officers, as discussed under “Potential Payments upon Termination or Change of Control.”

The change of control agreements are designed to provide executives with increased security in the event of a change of control, and allow them to weigh alternative future courses for our Company focused on the interests of our shareholders. The NECC annually reviewed the cost and the terms of the agreements in light of advice provided by Meridian, based upon surveys of Fortune 500 companies as well as our peer group, and its own internal data and expertise. Effective as of November 9, 2018, the Compensation Committee has assumed the responsibility for conducting such annual reviews. We believe that the retention value provided by the agreements, and the benefit to us when the executive is provided the opportunity to focus on the interests of our shareholders and not the executive’s own personal financial interests, outweighs the potential cost given that:

•	such protections are common among companies of our size, and allow us to offer a competitive compensation package;
•

such costs will only be triggered if the new controlling entity involuntarily terminates the protected executives without cause, or the executives are able to resign for good reason, during the protected period;

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•	the agreements include non-compete and non-solicitation covenants binding on the executives, which can provide significant benefit to the new controlling entity; and
•

the individuals with the agreements are carefully selected by our Board, and we believe they are critical to the process of evaluating or negotiating a potential change of control transaction or in the operation of our business during the negotiations or integration process, so that their retention would be critical to the success of any such transaction.

The NECC has, from time to time in the last several years, established limitations on the benefits provided under our change of control agreements. In November 2011, our Board, upon the recommendation of the NECC, adopted a policy pursuant to which we would not include tax gross-up payments relating to severance payments, and instead adopted the “best-of-net” approach for change of control agreements entered into with executive officers after that date. In mid-2015, in connection with the separation of our household products business into a separate company, the NECC and our Board determined that we would move from three-year terms to two-year terms for new change of control agreements with executive officers, including changing the benefits period from a three-year to a two-year period. Of the named executive officers, only Mr. Hatfield has a three-year term and benefit period.

In April 2017, the NECC adopted a revised form of change of control agreement for use with executive officers to incorporate a number of suggestions proposed by management and by Meridian to keep our Company’s change of control benefits in line with current market practices. All of the named executive officers, with the exception of Mr. Little, entered into this new form of agreement to replace their previous change of control agreements. Certain significant changes reflected in the new form of agreement as compared to the prior forms of agreement include:

•

eliminating federal excise tax reimbursement provisions if it is determined that a federal “golden parachute” excise tax would be applicable to the individual (so that no tax gross-up payment provisions relating to severance payments remain outstanding);

•	narrowing the definition of change of control to increase the threshold for a change of control to occur;
•	narrowing the definition of good reason to eliminate certain circumstances which previously constituted termination for good reason;
•	making payment of a prorated short-term bonus contingent on both change of control and termination of employment;
•	eliminating post-termination availability of perquisites and fringe benefits;
•	eliminating credit of additional years of service under Company pension plans;
•	providing six months of outplacement services; and
•	requiring execution of a general release in favor of our Company as a condition to receipt of benefits.

Upon his commencement of employment with our Company, we entered into a change of control agreement with Mr. Little in substantially the form approved by the NECC in April 2017.

Our equity incentive plans are “double trigger” plans, meaning that unvested stock options and restricted stock equivalent awards vest immediately only if (i) there is a change of control of our Company and (ii) (x) such awards are not converted, assumed or replaced by the successor or survivor corporation or (y) the service of the award recipient is involuntarily terminated within a designated period following the effective date of such change in control.

A description of the projected cost, if a change of control were to have occurred on the last day of fiscal 2018 and all of the named executive officers were terminated without cause on that date, is provided under “Potential Payments upon Termination or Change of Control.”

Perquisites

We offer a limited number of perquisites for our executive officers. Our Board had previously authorized our chief executive officer to bring family members and guests with him on business flights on our company-owned aircraft in certain circumstances. The remaining perquisites or executive benefits consist of the executive financial planning program, executive long-term disability plan, and executive excess liability plan. We regularly review the benefits provided to our executives and make appropriate modifications based on peer group analysis and the committee’s evaluation of the retentive value of these benefits.

36	Edgewell Proxy Statement

Stock Ownership Requirements

Our stock ownership guidelines provide that the chief executive officer must maintain ownership of our common stock with a value of at least five times his base salary, and other executive officers must maintain common stock ownership with a value of at least three times their base salaries. New executive officers are given a period of five years to attain full compliance with the guidelines.

For purposes of this determination, stock ownership includes shares of our common stock which are owned directly or by family members residing with the executive or by family trusts, as well as vested options, vested and deferred restricted stock equivalents, unvested restricted stock equivalents (other than equivalents subject to achievement of performance targets), and common stock or stock equivalents credited to an officer under our defined contribution 401(k) plan, our ESIP, or our deferred compensation plan. As of September 30, 2018, each of our named executive officers was in compliance with these guidelines.

Trading in Edgewell Stock

Under our insider trading policy, directors, officers and employees or their designees are prohibited from engaging in speculative trading or hedging transactions in Edgewell securities or purchasing any financial instruments or entering into any other arrangements designed to hedge or offset any decrease in the market value of Edgewell securities, including prohibitions on:

•	investing or trading in market-traded options on Edgewell securities—i.e., puts and calls;
•

purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to profit from, hedge or offset any change in the market value of equity securities (1) granted by our Company to the director, officer or employee as part of the compensation of the employee or member of our Board; or (2) held, directly or indirectly, by the director, officer or employee;

•	engaging in “short-sales” of Edgewell securities—i.e., selling Edgewell stock not owned at the time of the sale;
•	entering into a “sale against the box” transaction (loaning Edgewell stock to another individual and receiving cash back as security for the loan); or
•	speculating on relatively short-term price movements of Edgewell securities—i.e., engaging in a purchase and sale of Edgewell stock within a short period of time.

Our policy prohibits directors, officers and employees from purchasing Edgewell securities on margin, holding Edgewell securities in a margin account, or pledging Edgewell securities as collateral. The policy also prohibits engaging in any other transaction involving Edgewell securities that suggests the misuse of information that is unavailable to the general public.

Incentive Compensation Recoupment Policy

On April 24, 2017, our Board adopted the Edgewell Personal Care Company Incentive Compensation Recoupment Policy (the “Recoupment Policy”). Under the Recoupment Policy, our Board and the Compensation Committee may direct our Company to recoup overpayments of incentive compensation from an executive officer of our Company when (i) such incentive compensation was overpaid as a result of the restatement of the reported financial or operating results of our Company due to non-compliance with financial reporting requirements under the securities laws and the restatement is not due to a change in accounting policy or applicable law, and (ii) the executive officer engaged in misconduct that caused or contributed, directly or indirectly, to the non-compliance that resulted in the obligation to restate our Company’s reported results.

“Incentive compensation” under the Recoupment Policy includes all annual and long-term cash incentive awards, equity awards, and equity-based performance awards that are granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure. “Overpayment” under the Recoupment Policy means incentive compensation granted, paid to, issued or vested in excess of the incentive compensation that would have been paid or granted or would have vested had the actual payment, granting or vesting been calculated based on accurate data or restated results.

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The Recoupment Policy applies to all incentive compensation, granted, paid or credited after April 24, 2017. Our Board and the Compensation Committee may instruct our Company to recover and/or cancel any overpayment made at any time through the end of the third fiscal year following the year for which inaccurate performance criteria were measured. If steps have been taken within this period to restate our Company’s results, the time period shall be extended until the restatement is completed.

Deductibility of Certain Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to “covered employees.” Prior to the Tax Cuts and Jobs Act of December 2017, the Code provided an exception that generally excluded from the calculation of the $1 million cap compensation that was based on the attainment of pre-established, objective performance goals established under a shareholder approved plan. Historically, the NECC considered, among other things, the impact of this exclusion for performance-based compensation when developing and implementing our executive compensation programs. Annual cash incentive awards under our short-term incentive program, and restricted stock equivalent awards under our long-term incentive program have generally been designed in a manner intended to meet the requirements under the exclusion, although we could not guarantee such treatment given the complex nature of the performance-based compensation requirements.

The new tax legislation removed the exception for performance-based compensation (unless the compensation qualifies for certain transition relief, the scope of which is currently uncertain) for taxable years beginning after December 31, 2017. The definition of “covered employees” was also expanded to include a company’s chief financial officer (in addition to the chief executive officer and three other most highly paid executive officers), plus any individual who has been a “covered employee” in any taxable year beginning after December 31, 2016.

While the Compensation Committee seeks to preserve tax deductibility in developing and implementing our compensation program, the Compensation Committee also believes that it is important to maintain flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible for tax purposes and retain the ability to provide compensation that may not qualify as deductible under Section 162(m).

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

As part of its responsibilities, the Compensation Committee annually reviews our Company’s compensation policies and practices for all employees, including executive officers, to determine whether, in its judgment, our compensation programs encourage risk-taking likely to have a material adverse effect on our Company. In particular, there are several design features of those programs that the committee believes reduces the likelihood of excessive risk-taking:

•	the executive compensation program design provides a balanced mix of cash and equity;
•	the executive compensation program design provides a balanced mix of annual and longer-term incentives;
•	for the executive compensation program, maximum payout levels for bonuses and performance awards are capped;
•	performance metrics for the executive compensation program are tied to key, auditable measures;
•

performance goals for the executive compensation program are set at levels that are sufficiently high to encourage strong performance, but within reasonably attainable parameters intended to discourage pursuit of excessively risky business strategies;

•

the Compensation Committee’s ability to exercise negative discretion under our executive compensation programs to reduce payments in certain circumstances when determining performance-based compensation;

•	the ability of our Company to recoup overpayments of incentive compensation under the Recoupment Policy; and
•	executive officers are subject to share ownership and retention guidelines.

In fiscal 2018, the NECC determined that, for all employees, our Company’s compensation programs do not encourage excessive risk and instead encourage behavior that supports sustainable value creation.

38	Edgewell Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors consists entirely of non-employee directors that are independent under the NYSE listing standards. The Compensation Committee has reviewed and discussed our Company’s Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

Respectfully submitted,

John C. Hunter, III, Chairperson

Carla C. Hendra

R. David Hoover

James C. Johnson

Rakesh Sachdev

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act, the Exchange Act, or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

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SUMMARY COMPENSATION TABLE

This Summary Compensation Table sets forth information for compensation relating to fiscal years 2018, 2017 and 2016. For a discussion of fiscal year 2018 compensation, see “Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compen- sation (1)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings (4)	All Other Compen- sation (5)	Total

David P. Hatfield	2018	$962,500	$0	$2,640,075	$660,006	$757,920	$205,843	$85,836	$5,312,180
Chairman, President and	2017	$932,083	$0	$2,000,541	$1,000,016	$285,429	$138,937	$144,971	$4,501,977
Chief Executive Officer	2016	$900,000	$0	$0	$0	$1,360,557	$137,327	$77,543	$2,475,427

Rod R. Little	2018	$408,788	$0	$724,673	$0	$209,224	$0	$23,156	$1,365,841
Chief Financial Officer

Colin A. Hutchison	2018	$435,000	$0	$832,080	$208,007	$297,090	$39,013	$67,851	$1,879,041
Chief Operating Officer	2017	$443,784	$0	$586,918	$293,312	$90,250	$40,465	$21,507	$1,476,236

John Hill	2018	$390,450	$0	$400,019	$100,004	$160,388	$40,421	$40,710	$1,125,101
Chief Human Resources Officer	2017	$369,908	$0	$586,918	$293,312	$60,100	$28,363	$41,547	$1,380,148

Sandra J. Sheldon	2018	$213,787	$0	$832,080	$208,007	$0	$67,753	$2,645,720	$3,967,347
Former Chief Financial	2017	$552,500	$0	$693,590	$346,665	$115,518	$44,155	$65,281	$1,817,709
Officer	2016	$522,917	$25,000	$0	$0	$541,131	$61,535	$37,064	$1,187,647

Anthony J. Bender	2018	$363,812	$0	$240,076	$60,012	$119,915	$1,928	$31,045	$816,788
Chief Information Officer

Peter J. Conrad	2018	$102,052	$0	$0	$0	$0	$43,687	$9,813,706	$9,959,445
Former Chief Administrative
Officer

Elizabeth E. Dreyer	2018	$190,903	$0	$395,366	$50,010	$0	$0	$71,199	$707,478
Former Interim Chief
Financial Officer

(1)

All awards under our Executive Officer Bonus Program are based upon achievement of Company performance measures established at the beginning of a performance period. Consequently, the value of all bonuses earned during the fiscal year under these programs have been included in the Non-Equity Incentive Plan Compensation column of this table. See “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Short-Term Incentive Program—Annual Cash Bonus.”

(2)

The amounts listed in the column include both time-vesting and performance-based restricted stock equivalent grants awarded in fiscal 2018 to our named executive officers. The value of the performance-based award is calculated in accordance with FASB ASC Section 718. Our Company records estimated expense for performance-based grants based on target achievement of performance metrics for the three-year period, unless evidence exists that achievement above or below target for the applicable performance metric is more likely to occur. Following is the maximum value,

40	Edgewell Proxy Statement

if paid, for the performance award granted in fiscal 2018, based on the grant date value: Mr. Hatfield, $3,300,049; Mr. Hutchison, $1,040,056; Mr. Hill, $500,002; Ms. Sheldon, $1,040,056; Mr. Bender, $300,037; and Ms. Dreyer, $250,031.

(3)

The amounts listed in the column reflect the aggregate grant date fair value of stock options granted to our named executive officers calculated in accordance with FASB ASC Section 718, and do not reflect actual amounts paid to them, or realized by them, or that may be realized upon exercise by them. Assumptions used in the calculation of these amounts are included in “Note 13. Share-Based Payments” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

(4)	The amounts reported in this column with respect to fiscal 2018 consist of the following:

Name	Change in Pension Value (i)	Above-market Earnings on Non-Qualified Deferred Compensation	Total
Mr. Hatfield	$82,760	$123,083	$205,843
Mr. Little	$0	$0	$0
Mr. Hutchison	$39,013 (ii)	$0	$ 39,013
Mr. Hill	$10,264 ($1,011) (iii)	$31,457 $0	$ 41,721 ($ 1,011)
Ms. Sheldon	$21,991	$45,762	$ 67,753
Mr. Bender	$ 1,928	$0	$ 1,928
Mr. Conrad	$19,229	$24,458	$ 43,687
Ms. Dreyer	$0	$0	$0

(i)

Unless otherwise noted, these amounts reflect the aggregate changes in the actuarial present value of accumulated benefits under our defined benefit pension plan and the SERP, which are described in the narrative to the “Pension Benefits Table.” For the final average earnings formula benefit under the defined benefit pension plan, this amount reflects the difference in the calculated present value of the benefit during fiscal 2018. To the extent that payments under the defined benefit pension plan exceed limitations imposed by the Internal Revenue Service, the excess will be paid under the terms of the SERP. This also includes above-market earnings on non-qualified deferred compensation in our deferred compensation plan.

(ii)

The amount shown for Mr. Hutchison reflects his participation in the Edgewell Group Personal Pension Plan, which is an active plan in the United Kingdom. Amounts converted from British pounds into U.S. dollars at the exchange rate of 1 GBP equals 1.3037 USD, the exchange rate in effect on September 30, 2018.

(iii)

The amount shown for Mr. Hill reflects his participation in the Pension Plan for Employees of Edgewell Personal Care, which is a frozen plan in Canada. Amounts converted from Canadian dollars into U.S. dollars at the exchange rate of 1 CAD equals 0.77796 USD, the exchange rate in effect on September 30, 2018.

Edgewell Proxy Statement	41

(5)	The amounts reported in this column with respect to fiscal 2018 consist of the following:

Name	Company Matching Contributions 401(k) Plan (i)	Company Matching Contributions ESIP (i)	Term Life Insurance Premiums (ii)	Executive Financial Planning Program (iii)	Executive Excess Liability Plan (iv)	HSA Employer Contribution (v)	Wellness Credit (vi)	Total
Mr. Hatfield	$16,500	$57,326	$77	$9,618	$815	$1,500	$0	$ 85,836
Mr. Little	$16,500	$0	$45	$5,000	$486	$1,125	$0	$ 23,156
Mr. Hutchison	$16,500	$0	$2,058	$0	$618	$1,125	$0	$ 67,851 (vii)
Mr. Hill	$16,348	$10,058	$77	$4,584	$815	$1,500	$148	$ 33,530
Ms. Sheldon	$12,778	$24,142	$26	$0	$263	$750	$148	$2,645,720 (viii)
Mr. Bender	$14,701	$7,197	$77	$6,755	$815	$1,500	$0	$ 31,045
Mr. Conrad	$0	$18,356	$13	$2,080	$131	$0	$0	$9,813,706 (ix)
Ms. Dreyer	$8,299	$6,106	$42	$4,677	$427	$1,500	$148	$ 71,199 (x)

(i)	Company matching contributions or accruals in our 401(k) plan and ESIP.
(ii)

Term life insurance premiums paid by our Company for the first $40,000 of coverage for each of the named executive officers other than Mr. Hutchison. For Mr. Hutchison, term life insurance premiums paid by our Company for four times salary and spousal life insurance premiums for 25% of salary. Mr. Hutchison’s premiums were converted into U.S. dollars using the last day of the month’s exchange rate for the months paid.

(iii)	We reimburse the executives for 80% of the cost of personal financial advisory services, up to certain annual maximums.
(iv)

Our Company pays the annual premium for a group policy providing each executive with personal excess liability coverage in excess of his or her primary personal liability insurance, the cost of which is borne by each executive.

(v)	Our Company pays an annual contribution to a Health Savings Account for each executive who elects to participate.
(vi)	Our Company pays an annual wellness credit for each executive who completes a biometric screening and health survey.
(vii)

In addition to the other amounts reported in the table, All Other Compensation for Mr. Hutchison includes a car allowance of $3,462, a housing allowance of $42,000, and a private medical insurance premium of $2,088.

(viii)

In addition to the other amounts reported in the table, All Other Compensation for Ms. Sheldon includes: severance, $1,040,294; ESIP payout, $209,794; Deferred Compensation Plan payout, $854,568; and SERP payout, $502,957.

(ix)

In addition to the other amounts reported in the table, All Other Compensation for Mr. Conrad includes: severance, $509,340; ESIP payout, $859,115; Deferred Compensation Plan payout, $7,684,434; and SERP payout, $740,237.

(x)	In addition to the other amounts reported in the table, All Other Compensation for Ms. Dreyer includes a $50,000 merit bonus for her acceptance of the Interim Chief Financial Officer role.

The above list of perquisites does not include any contributions made by our charitable trust which may have been made at the request of any of the named executive officers. The trustees of that trust, who are employees of our Company, review requests for contributions to charitable organizations from employees, officers, and the community at large, and, in their sole discretion, authorize contributions in accordance with the purposes of the trust. Officers are also eligible to participate in the charitable trust matching gift program, which is generally available to U.S. employees. Under this program, the foundation matches 100% of charitable donations of a minimum of $25 made to eligible charities, up to a maximum of $5,000 per year for each individual. Our Company will continue to honor requests under the charitable trust guidelines as long as funds exist in an appropriate level to do so.

42	Edgewell Proxy Statement

GRANTS OF PLAN-BASED AWARDS

Awards to the named executive officers, and to other key executives, were made in fiscal 2018 under two separate plans or programs:

•

our short-term incentive program, pursuant to which potential cash awards were granted, dependent upon achievement of Company performance measures established at the beginning of the term of the program, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Short-Term Incentive Program—Annual Cash Bonus,” and

•

our long-term incentive program, pursuant to which restricted stock equivalent awards (performance-based and time-vesting) and stock option awards were granted under the terms of our 2009 Stock Plan and, for Mr. Little, under our 2018 Stock Incentive Plan, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Programs—Equity Awards (Restricted Stock Equivalents and Options).”

GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)
Name	Type of Award	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards (1)
Mr. Hatfield	Bonus: Annl.Perf. (2)		$554,875	$1,109,750	$2,219,500
	Perf.Awd.: RSE (3)	11/13/17							16,809			$990,050
	Perf.Awd.: PSE (4)	11/13/17				14,007	28,014	56,028				$1,650,025
	Perf Awd.: Options (5)	11/13/17								40,516	$58.90	$660,006
Mr. Little	Bonus: Annl.Perf. (2)		$266,250	$532,500	$1,065,000
	Perf.Awd.: RSE (3)	4/2/18							15,363			$724,673
	Perf.Awd.: PSE (4)	n/a										$0
	Perf Awd.: Options (5)	n/a										$0
Mr. Hutchison	Bonus: Annl.Perf. (2)		$217,500	$435,000	$870,000
	Perf.Awd.: RSE (3)	11/13/17							5,298			$312,052
	Perf.Awd.: PSE (4)	11/13/17				4,415	8,829	17,658				$520,028
	Perf Awd.: Options (5)	11/13/17								12,769	$58.90	$208,007
Mr. Hill	Bonus: Annl.Perf. (2)		$117,420	$234,840	$469,680
	Perf.Awd.: RSE (3)	11/13/17							2,547			$150,018
	Perf.Awd.: PSE (4)	11/13/17				2,122	4,245	8,489				$250,001
	Perf Awd.: Options (5)	11/13/17								6,139	$58.90	$100,004
Ms. Sheldon	Bonus: Annl.Perf. (2)		$212,288	$424,575	$849,150
	Perf.Awd.: RSE (3)	11/13/17							5,298			$312,052
	Perf.Awd.: PSE (4)	11/13/17				4,415	8,829	17,658				$520,028
	Perf Awd.: Options (5)	11/13/17								12,769	$58.90	$208,007
Mr. Bender	Bonus: Annl.Perf. (2)		$87,790	$175,580	$351,160
	Perf.Awd.: RSE (3)	11/13/17							1,529			$90,058
	Perf.Awd.: PSE (4)	11/13/17				1,274	2,547	5,094				$150,018
	Perf Awd.: Options (5)	11/13/17								3,684	$58.90	$60,012
Ms. Dreyer	Bonus: Annl.Perf. (2)		$83,750	$167,500	$335,000
	Perf.Awd.: RSE (3)	11/13/17							1,274			$270,351
	Perf.Awd.: PSE (4)	11/13/17				1,061	2,123	4,245				$125,015
	Perf Awd.: Options (5)	11/13/17								3,070	$58.90	$50,010

(1)

This represents the grant date fair value calculated in accordance with FASB ASC Section 718, excluding forfeiture assumptions. For time-vesting awards, the value includes 100% of such awards, with no reduction for potential forfeiture.

(2)	These represent the amounts which potentially could have been earned under the fiscal 2018 Executive Officer Bonus Program.

Edgewell Proxy Statement	43

(3)

These restricted stock equivalents (time-vested) awarded on November 13, 2017 (April 2, 2018 for Mr. Little), will vest in three equal installments on each of the first three anniversaries of the date of grant if the officer remains employed with us at that time. The value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation” table.

(4)

These restricted stock equivalents (performance-based) awarded on November 13, 2017, will vest upon release of our earnings for the fiscal year ending September 30, 2020 if the officer remains employed with us at that time and if specified performance criteria are met. The performance criteria for these awards is adjusted diluted earnings per share of our Company for our 2020 fiscal year and cumulative free cash flow as a percent of cumulative net sales for the three-year period commencing on October 1, 2017 and ending on September 30, 2020. The value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation” table.

(5)

These stock options awarded on November 13, 2017, will vest in three equal installments on each of the first three anniversaries of the date of grant if the officer remains employed with us at that time. The value of the amount calculated in accordance with accounting guidance is included in the “Option Awards” column of the “Summary Compensation” table. The exercise price of $58.90 per share reflects the closing market price of our common stock on the date of grant.

44	Edgewell Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following types of equity awards have been granted to the named executive officers, and remain unvested, or, in the case of non-qualified stock options, unvested or unexercised, as of September 30, 2018.

•

Restricted stock equivalents that vest over a period of time and at vesting convert into non-restricted shares of our common stock. As of September 30, 2018, we had outstanding unvested restricted stock equivalent awards with initial vesting terms of equal installments on each of the first three anniversaries of the grant date. Unvested restricted stock equivalent awards are included under “Stock Awards—Number of Shares or Units of Stock That Have Not Vested,” in the table below.

•

Restricted stock equivalents that vest subject to the achievement of performance-based conditions and at vesting convert into non-restricted shares of our common stock. As of September 30, 2018, we had outstanding unvested restricted stock equivalent awards with performance-based vesting conditions that will vest on the date that our Company releases our earnings for the fiscal year ending September 30, 2020, subject to satisfaction of specific performance criteria being met. The performance metrics are adjusted diluted earnings per share of our Company for our 2020 fiscal year (60% weight), and cumulative free cash flow as a percent of cumulative net sales for the three-year period commencing on October 1, 2017 and ending on September 30, 2020 (40% weight), and the percentage of vesting will range from 0% to 100% based on actual performance. Unvested awards are included under “Stock Awards—Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” in the table below.

•

Non-qualified stock options granting the right to acquire shares of our common stock at an exercise price equal to the closing price of our common stock on the grant date. These options become exercisable in equal installments on each of the first three anniversaries of the grant and remain exercisable over the ten-year period following grant. Outstanding option awards are described under “Option Awards,” in the table below.

Restricted stock equivalents and non-qualified stock options were granted under the terms of our 2009 Stock Plan, with the exception of the restricted stock equivalent award for Mr. Little, which was granted under the terms of our 2018 Stock Incentive Plan.

Edgewell Proxy Statement	45

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Mr. Hatfield
	125,130 (2) 16,701 (3) 0	0 33,400 (4) 40,516 (5)	$100.68 $74.70 $58.90	7/6/2025 11/3/2026 11/13/2027	8,924 (6) 16,809 (7)	$412,557 777,080	20,081 (8) 56,028 (9)	$928,345 $2,590,174
Mr. Little
	0	0			15,363 (10)	$710,231	0	$0
Mr. Hutchison
	17,379 (2) 4,899 (3) 0	0 9,796 (4) 12,769 (5)	$100.68 $74.70 $58.90	7/6/2025 11/3/2026 11/13/2027	2,618 (6) 5,298 (7)	$121,030 244,927	5,892 (8) 17,658 (9)	$272,387 816,329
Mr. Hill
	17,379 (2) 4,899 (3) 0	0 9,796 (4) 6,139 (5)	$100.68 $74.70 $58.90	7/6/2025 11/3/2026 11/13/2027	2,618 (6) 2,547 (7)	$121,030 117,748	5,892 (8) 8,489 (9)	$272,387 392,446
Mr. Bender (11)
	10,428 1,671	0 0	$100.68 $74.70	12/29/2018 12/29/2018	0	$0	0	$0
Mr. Conrad (12)
	16,221	0	$100.68	11/30/2022	0	$0	0	$0

Note:	Mss. Sheldon and Dreyer did not have any outstanding equity awards at our fiscal year end and, therefore, are not included in this table.
(1)	Values based on the closing price of our Company’s common stock on the NYSE on September 28, 2018, the last business day of the fiscal year, of $46.23.
(2)	Represents stock options granted on 7/6/2015 which are fully vested and exercisable.
(3)	Represents stock options granted on 11/3/2016 which vested on 11/3/2017.
(4)	Represents stock options granted on 11/3/2016 which will vest ratably on 11/3/2018 and 11/3/2019. As of the date of this Proxy Statement, half of these stock options have vested.
(5)	Represents stock options granted on 11/13/2017 which will vest ratably on 11/13/2018, 11/13/2019 and 11/13/2020. As of the date of this Proxy Statement, one-third of these stock options have vested.
(6)

Represents restricted stock equivalents granted on 11/3/2016 which will vest ratably on 11/3/2018 and 11/3/2019. As of the date of this Proxy Statement, half of these restricted stock equivalents have vested.

(7)

Represents restricted stock equivalents granted on 11/13/2017 which will vest ratably on 11/13/2018, 11/13/2019 and 11/13/2020. As of the date of this Proxy Statement, one-third of these restricted stock equivalents have vested.

(8)

Represents the maximum number of performance stock equivalents granted on 11/3/2016 that may vest on the date that our Company releases our earnings for the fiscal year ending September 30, 2019 if specified performance criteria are met. The performance metric for this award is the adjusted diluted EPS of our Company for the 2019 fiscal year.

(9)

Represents maximum number of performance stock equivalents granted on 11/13/2017 that may vest on the date that our Company releases our earnings for the fiscal year ending September 30, 2020 if specified performance criteria are met. The performance metrics for this award are the adjusted diluted EPS of our Company for the 2020

46	Edgewell Proxy Statement

fiscal year (60% weight) and cumulative free cash flow as a percent of cumulative net sales for the three-year period commencing October 1, 2017 and ending on September 30, 2020 (40% weight).
(10)	Represents restricted stock equivalents granted on 4/2/2018 which will vest ratably on 4/2/2019 and 4/2/2020.
(11)

For Mr. Bender, as a result of his departure from our Company on September 30, 2018, his already vested options will remain exercisable for 90 days from his departure date. All other unvested stock options and restricted stock equivalents were forfeited as a result of his departure.

(12)

For Mr. Conrad, as a result of his departure from our Company on November 30, 2017, his already vested options will remain exercisable for five-years from his departure date. All other unvested stock options and restricted stock equivalents were forfeited as a result of his departure. See “Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Executive Severance Plan – Conrad Departure.”

Edgewell Proxy Statement	47

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)		Value Realized on Vesting ($)
Mr. Hatfield	0	$0	16,471			$886,370
Mr. Hutchison	0	$0	2,977			$165,031
Mr. Hill	0	$0	2,977			$165,031
Ms. Sheldon	0	$0	1,547			$94,089
Mr. Bender	0	$0	1,448			$78,448
Mr. Conrad	0	$0	714 3,943	(2)	$ $	43,425 179,604
Ms. Dreyer	0	$0	447			$27,187

Note:	Mr. Little did not have any option exercises or stock vested during the 2018 fiscal year and, therefore, he is not included in this table.
(1)

In fiscal 2018, time-based restricted stock equivalents granted to each of the officers in fiscal 2015 and fiscal 2016 vested in accordance with the terms of the awards. Upon vesting, the equivalents converted into shares of our common stock, which were then issued to the officers free of any restrictions.

(2)	This vesting is relative to the restricted stock equivalents that Mr. Conrad previously deferred. They were released to Mr. Conrad six months after his departure.

48	Edgewell Proxy Statement

PENSION BENEFITS

Prior to January 1, 2014, our defined benefit pension plan covered essentially all U.S. employees after one year of service. As a qualified plan, it was subject to maximum pay and benefit limits under the tax rules. Our SERP provided a supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the tax limitations. As of December 31, 2013, which was the end of the first quarter of our 2014 fiscal year, the plans were frozen and future retirement service benefits are no longer accrued under these plans.

The Retirement Accumulation Account (“RAA”) that was effective from January 1, 2010 to December 31, 2013, included the future retirement benefits of the active participants in our defined benefit pension plan, including certain of the named executive officers, which were determined in accordance with a retirement accumulation formula. The participants received monthly credits equal to 6% of their eligible benefit earnings for each month, which amounts were credited with monthly interest equal to the 30-year Treasury rate that was reset annually. As a transition for older/longer-tenured employees, who may have had less time to adjust their retirement planning, including the named executive officers with age and years of service totaling at least 60 but not more than 74 as of December 31, 2009, such employees received an additional monthly credit equal to 2% of eligible benefit earnings for each month, and employees with age and years of service totaling 75 or more as of December 31, 2009 received an additional credit equal to 4% of their eligible benefit earnings for each month. These transition credits were available to eligible plan participants through 2013 (or, if earlier, their termination of employment with our Company).

The defined benefit pension plan has used other benefit calculation formulas, all of which have been frozen as of the end of calendar year 2009, such as:

•

Final Average Pay (“FAP”). The traditional FAP benefit provides 1.5% of five-year average “annual earnings” multiplied by a participant’s years of service (to a maximum of 40 years), reduced by a Social Security offset.

•

Pension Equity (“PEP”) benefit formula. Under PEP, an executive is entitled to a benefit (payable in lump sum or as a monthly annuity) based on five-year average annual earnings, which were multiplied by “pension equity credits” earned with years of service. The benefit was subject to a three-year vesting period. PEP was applied for the participating named executive officers.

•

PensionPlus Match Account (“PPMA”). The PPMA generally provided a 325% match under our defined benefit pension plan to those participants who made an after-tax contribution of 1% of their annual earnings to our 401(k) plan. To the extent an officer’s PPMA benefit was unavailable due to tax limits, the benefit was restored under our ESIP and not the SERP. The benefit was generally subject to a three-year vesting requirement. The PPMA benefit was eliminated for all employees as of the end of calendar year 2009.

The RAA, PEP and PPMA all continue to receive interest credits from January 1, 2010 to the date the benefits commence.

We do not have specific policies with regard to granting extra years of credited service, but we generally have not granted such extra credited service.

The Pension Plan for Employees of Edgewell Personal Care is a defined benefit type plan for certain of our employees in Canada similar to the defined benefit pension plan for U.S. employees. Prior to July 1, 2015, this plan covered essentially all of our Canadian employees. As of July 1, 2015, this plan was frozen and future benefits are no longer accrued under the plan. Mr. Hill participated in this plan but ceased earning additional accrued benefits under this plan when he transferred to the U.S. in August 2005.

Edgewell Proxy Statement	49

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value Of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mr. Hatfield	Edgewell Personal Care Company Defined Benefit Plan	28.83	$908,078	$0
	Edgewell Personal Care Company SERP	27.83	$2,096,865	$0
Mr. Little	Edgewell Personal Care Company Defined Benefit Plan	0	$0	$0
	Edgewell Personal Care Company SERP	0	$0	$0
Mr. Hutchison	Edgewell Personal Care Company Defined Benefit Plan	0	$0	$0
	Edgewell Personal Care Company SERP	0	$0	$0
Mr. Hill	Edgewell Personal Care Company Defined Benefit Plan	8.42	$237,805	$0
	Edgewell Personal Care Company SERP	8.42	$134,849	$0
	Pension Plan for Employees of Edgewell Personal Care (3)	1.58	$32,208	$0
Ms. Sheldon	Edgewell Personal Care Company Defined Benefit Plan	27.33	$0	$900,634
	Edgewell Personal Care Company SERP	26.33	$0	$502,957
Mr. Bender	Edgewell Personal Care Company Defined Benefit Plan	1.83	$48,630	$0
	Edgewell Personal Care Company SERP	1.83	$21,382	$0
Mr. Conrad	Edgewell Personal Care Company Defined Benefit Plan	19.17	$0	$657,468
	Edgewell Personal Care Company SERP	18.17	$0	$740,237
Ms. Dreyer	Edgewell Personal Care Company Defined Benefit Plan	0	$0	$0
	Edgewell Personal Care Company SERP	0	$0	$0

(1)

The number of years of credited service reflects years of actual service. For Mr. Hatfield and Ms. Sheldon, 14 of the years shown were with us and the remaining years were with Ralston Purina Company, our former parent.

(2)

Based on age, benefits are available without reduction. Assumptions utilized in the valuations are set forth in “Note 12. Retirement Plans” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

(3)

The amount shown for Mr. Hill reflects his participation in the Pension Plan for Employees of Edgewell Personal Care, which is a frozen plan in Canada. Amounts are converted from Canadian dollars into U.S. dollars at the exchange rate of 1 CAD equals 0.77796 USD as of September 30, 2018.

50	Edgewell Proxy Statement

NON-QUALIFIED DEFERRED COMPENSATION

We have adopted several plans or arrangements that provide for the deferral of compensation on a basis that is not tax-qualified.

Deferred Compensation Plan

Under the terms of our deferred compensation plan, an unfunded, non-qualified plan, prior to January 1, 2013, executives could elect to have up to 100% of their annual cash bonus deferred until their retirement or other termination of employment, or for a shorter three-year period (at the executive’s election, in advance). The amounts deferred under the terms of the plan are credited into a prime rate fund, which credits account balances at the prime rate quoted by The Wall Street Journal as of the first business day of the given quarter. For fiscal 2018, the rate credited under this fund was 4.25% through December 14, 2017; 4.50% through March 22, 2018; 4.75% through June 14, 2018; 5.00% through September 27, 2018; and 5.25% through September 30, 2018. Interest equivalents are credited on a daily basis to the prime rate fund. Previously, executives could elect to also credit amounts under the plan to an Edgewell common stock unit fund or Vanguard tracking funds. On November 16, 2014, the Vanguard tracking fund option was eliminated for all non-director participants, and on December 15, 2014, the Edgewell common stock unit fund was eliminated for all non-director participants.

Until January 2013, deferrals of cash bonuses into the Edgewell common stock unit fund during each calendar year were increased by a 25% match from Edgewell (which vests three years from the date of crediting, provided the deferred bonus is kept in that fund for at least one year). Vesting will accelerate upon an executive’s retirement (which for purposes of this plan means the attainment of age 55 with ten years of service), death, permanent disability, involuntary termination, or a change in control of our Company (defined, for purposes of this plan, as the time when (i) an individual or group acquires more than 20% of our common stock, (ii) our continuing directors no longer constitute a majority of our Board, or (iii) a majority of the continuing directors approve a declaration that a change of control has occurred). Effective January 1, 2013, executives no longer have the opportunity to defer portions of their salary and bonus compensation under our Company’s deferred compensation plan, or to receive a Company match on the qualifying portion of the deferral.

Account balances for executives who were employed at our former parent, Ralston Purina Company (“Ralston”), prior to our spin-off in 2000, also generally include amounts credited during that prior employment. Ralston assigned liability for such amounts to us in the spin-off of our Company from Ralston. Long-term deferrals in the plan may be paid out in a lump sum in cash six months following termination, or in five or ten-year increments commencing the year following termination of employment.

Executive Savings Investment Plan

Under the terms of our ESIP, amounts that would be contributed, either by an executive or by our Company on the executive’s behalf, to our 401(k) plan but for tax limitations, are credited to the non-qualified ESIP. Under that plan, executives may elect to defer their contributions and Company contributions in any of the measurement fund options which track the performance of the Vanguard investment funds offered under our 401(k) plan. Deferrals and vested Company contributions may be transferred to different investment options at the executive’s discretion. Deferrals in the ESIP, adjusted for the net investment return, are paid out in a lump sum payment, or in five or ten annual installments, following retirement or other termination of employment.

Edgewell Proxy Statement	51

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan	Executive Contributions in Fiscal 2018 ($)(1)	Edgewell Contributions in Fiscal 2018 ($)(2)	Aggregate Earnings in Fiscal 2018 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 9/30/2018 ($)(5)

Mr. Hatfield	Deferred Compensation Plan	$0	$0	$462,331	$0	$10,460,264
	ESIP	$74,876	$57,326	$299,091	$0	$2,293,633
	Deferred Vested Stock Equiv. (4)	$0	$0	($1,346,173)	$0	$2,606,778
	Total	$74,876	$57,326	($584,751)	$0	$15,360,675

Mr. Little	Deferred Compensation Plan	$0	$0	$0	$0	$0
	ESIP	$17,750	$0	$487	$0	$18,237
	Deferred Vested Stock Equiv.	$0	$0	$0	$0	$0
	Total	$17,750	$0	$487	$0	$18,237

Mr. Hutchison	Deferred Compensation Plan	$0	$0	$0	$0	$0
	ESIP	$21,750	$0	$357	$0	$22,107
	Deferred Vested Stock Equiv.	$0	$0	$0	$0	$0
	Edgewell Group Personal Pension Plan (UK) (6)	$0	$0	$39,013	$0	$1,015,039
	Total	$21,750	$0	$39,370	$0	$1,037,146

Mr. Hill	Deferred Compensation Plan	$0	$0	$118,161	$0	$2,673,396
	ESIP	$90,110	$10,058	$26,938	$0	$1,347,970
	Deferred Vested Stock Equiv.	$0	$0	$0	$0	$0
	Total	$90,110	$10,058	$145,099	$0	$4,021,366

Ms. Sheldon	Deferred Compensation Plan	$0	$0	$180,797	$854,568	$3,481,501
	ESIP	$42,810	$24,142	$104,350	$209,794	$799,001
	Deferred Vested Stock Equiv.	$0	$0	$0	$0	$0
	Total	$42,810	$24,142	$285,147	$1,064,362	$4,280,502

Mr. Bender	Deferred Compensation Plan	$0	$0	$0	$0	$0
	ESIP	$82,224	$7,197	$62,684	$0	$539,377
	Deferred Vested Stock Equiv.	$0	$0	$0	$0	$0
	Total	$82,224	$7,197	$62,684	$0	$539,377

Mr. Conrad	Deferred Compensation Plan	$0	$0	$166,468	$7,684,434	$0
	ESIP	$8,329	$18,356	$26,806	$859,115	$0
	Deferred Vested Stock Equiv. (4)	$0	$0	$0	$0	$0
	Total	$8,329	$18,356	$193,274	$8,543,549	$0

Ms. Dreyer	Deferred Compensation Plan	$0	$0	$0	$0	$0
	ESIP	$7,080	$6,106	$8,825	$0	$87,585
	Deferred Vested Stock Equiv.	$0	$0	$0	$0	$0
	Total	$7,080	$6,106	$8,825	$0	$87,585

(1)

Since 2012, our officers have no longer been eligible to contribute to the deferred compensation plan. The officer contributions to our ESIP during fiscal 2018 consist of deferrals of salary earned with respect to fiscal 2018.

52	Edgewell Proxy Statement

(2)

Our contributions to our ESIP consist of Company contributions which would have otherwise been contributed to the 401(k) plan but for limitations imposed by the Internal Revenue Service. These amounts, in their entirety, are included in the “All Other Compensation” column of the “Summary Compensation Table.”

(3)	Aggregate earnings/(losses) shown in this column consist of:

•	amounts credited to each executive under the investment options of each of the plans, reflecting actual earnings on investment funds offered under our 401(k) plan,
•	in the case of the prime rate option of our deferred compensation plan, the actual fund return rates,
•	the appreciation or depreciation in value of each of the investment options in the plans between October 1, 2017 and September 30, 2018, and
•	the appreciation or depreciation in value of vested restricted stock equivalents (see footnote 4 below).

The above-market portion of interest on the prime rate option (in excess of 120% of the APR) is set forth in the column titled “Change in Pension Value and Non-qualified Deferred Compensation Earnings” of the “Summary Compensation Table.”

(4)

Officers were previously allowed to defer conversion of vesting restricted stock equivalents until their termination of employment from our Company. Mr. Hatfield deferred 52,238 equivalents prior to the change in policy. The value shown is as of September 30, 2018. Mr. Conrad had previously deferred 3,943 equivalents prior to the change in policy. These equivalents were released to Mr. Conrad after his departure and are included in the “Option Exercises and Stock Vested” table.

(5)

Of the aggregate balances shown in this column, with respect to the deferred compensation plan, $2,765,914 was previously reported as compensation for Mr. Hatfield and $494,167 was previously reported as compensation for Mr. Conrad in the “Summary Compensation Table” of our proxy statements for previous annual meetings. The balances in that plan for each of the officers also include amounts deferred by them, Company matching deferrals, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the “Summary Compensation Table,” and for Messrs. Hatfield and Conrad and Ms. Sheldon, include amounts deferred under the terms of the Ralston deferred compensation plan, the liabilities of which were assumed by us at the time of our spin-off. The balances also reflect earnings and losses during the past fiscal year. Of the aggregate balances shown in this column, with respect to our ESIP, the following amounts were previously reported as compensation in the “Summary Compensation Table” of our proxy statements for prior years:

•	Mr. Hatfield - $989,615;
•	Ms. Sheldon - $351,480;
•	Mr. Hill - $136,899; and
•	Mr. Conrad - $133,048

The balances also reflect earnings and losses during the past fiscal year. Of the aggregate balances shown in this column with respect to the vested stock equivalents set forth in footnote (4) above, 44,328 equivalents were previously reported as compensation for Mr. Hatfield and 3,943 equivalents were previously reported as compensation for Mr. Conrad in the “Summary Compensation Table” of our proxy statements for the years when the awards were granted. This balance also includes vested but deferred equivalents granted to each of the officers in years in which they were not a named executive officer and their compensation was not included in the “Summary Compensation Table.”

(6)

The amounts shown for Mr. Hutchison reflect his participation in The Edgewell Group Personal Pension Plan in the United Kingdom. This plan is a defined contribution type plan for our employees in the U.K., similar to the 401(k) plan for U.S. employees. Under this plan, U.K. employees may make contributions to the plan, a portion of which is matched by our Company.

Edgewell Proxy Statement	53

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have not entered into general employment agreements with any of our named executive officers. However, equity awards under our 2009 Stock Plan, our 2018 Stock Incentive Plan, and our deferred compensation plan provide for acceleration of vesting of certain awards in the event of certain terminations of employment. In September 2016, we instituted an executive severance plan in which our named executive officers and certain of our other key employees participate which provides benefits to participants in the event of an involuntary termination without cause or a voluntary termination as a result of good reason, as such terms are defined in the plan, including severance compensation, payment for accrued but unpaid paid time off and payments in respect of the monthly premium cost for group health plan benefits. In addition, we have entered into change of control agreements with our named executive officers and certain of our other key employees which provide for severance compensation, acceleration of vesting, and continuation of benefits upon qualified termination of employment following a change of control.

The information below reflects the value of acceleration or incremental compensation which each officer would receive upon the termination of his or her employment or upon a change of control. Because the value of awards and incremental compensation depend on several factors, actual amounts can only be determined at the time of the event.

The information is based on the following assumptions:

•

the event of termination (death, permanent disability, involuntary termination or voluntary termination), or a change of control of our Company, occurred on September 30, 2018, the last day of our fiscal year;

•	the market value of our common stock on that date was $46.23 (the actual closing price on September 28, 2018, the last trading day of fiscal 2018);

•	each of the officers were terminated on that date; and

•	the corporate tax rate was 21%, individual federal tax rate was 37%, Missouri state tax rate was 6%, Connecticut state tax rate was 7% and FICA was 2.35%.

The following information does not include Mss. Sheldon or Dreyer or Messrs. Conrad and Bender, as none was employed by our Company as of the close of business at the end of fiscal 2018. Mr. Bender’s final date of employment with our Company was September 30, 2018, Ms. Sheldon’s final date of employment with our Company was January 31, 2018, Ms. Dreyer’s final date of employment with our Company was April 16, 2018, and Mr. Conrad’s final date of employment with our Company was November 30, 2017. For information on payments made to Mr. Conrad and Ms. Sheldon upon their departures from our Company, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Executive Severance Plan – Conrad Departure” and “Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Executive Severance Plan – Sheldon Departure,” respectively.

This information does not reflect benefits that are provided under our plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees—such as amounts accrued under our savings investment plan, accumulated and vested benefits under our retirement plans (including our SERP and ESIP), health, welfare and disability benefits, and accrued vacation pay.

The information below also does not include amounts under our deferred compensation plan or ESIP that would be paid, or vested stock equivalents that would be issued, all as described in the “Non-qualified Deferred Compensation Table,” except to the extent that an officer is entitled to an accelerated benefit as a result of the termination. Any acceleration of equity awards would also include acceleration of dividends payable with respect to such awards, if any.

54	Edgewell Proxy Statement

Death, Permanent Disability or Termination of Employment (Other Than Under the Executive Severance Plan or Upon a Change of Control)

Upon an officer’s death, permanent disability, involuntary termination, voluntary termination and, in some cases, retirement, the following long-term incentive awards may provide for acceleration of vesting. Awards are accelerated on a pro rata basis for retirement after attainment of age 55 with ten years of service if granted 12 or more months prior to retirement date. No awards are accelerated upon voluntary termination or involuntary termination.

Long-Term Incentive Award	Involuntary Termination or Voluntary Termination	Death	Permanent Disability	Retirement After Age 55 with 10 years of Service
Three-year time-based restricted stock equivalent awards and stock options granted 11/3/2016 and 11/13/2017	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Three-year performance-based restricted stock equivalent awards granted 11/3/2016 and 11/13/2017	Forfeited	Accelerated	Pro Rata Vesting	Pro Rata Vesting

The value of awards which would be accelerated for our named executive officers upon death, permanent disability or retirement as of September 30, 2018 is shown in the following chart. The value of accelerated restricted stock equivalents reflects a stock price of $46.23 (the closing price of our common stock on September 28, 2018). Stock market changes since September 30, 2018 are not reflected in these valuations.

	Accelerated Restricted Stock Equivalents
Name	Death	Permanent Disability	Retirement After Age 55 With 10 years of Service
Mr. Hatfield	$3,103,959	$1,827,764	$495,051
Mr. Little	$ 710,231	$ 710,231	$0
Mr. Hutchison	$ 955,806	$ 562,573	$149,150
Mr. Hill	$ 616,708	$ 364,755	$119,710

Upon termination of employment for any reason, vested account balances in our deferred compensation plan are paid out in cash to the participant in either a lump sum, or over a five or ten-year period, commencing six months from the date of termination.

In the event an officer’s employment is terminated due to permanent disability, he or she may also be entitled to benefits under our executive long-term disability plan, which pays a supplemental benefit equal to 66-2/3% of the amount by which the officer’s previous year’s salary and bonus exceeded $240,000. (Amounts below that figure are covered by our long-term disability plan, available generally to salaried U.S. employees.) As noted in the “Summary Compensation Table,” our Company pays the premiums for $40,000 of term life insurance for all U.S. employees, including the named executive officers.

Executive Severance Plan

Our executive severance plan provides benefits to a number of our Company’s executives, including the named executive officers (each an “Eligible Employee”), in the event of a qualifying termination (“Qualifying Termination”), which includes an involuntary termination without cause or a voluntary termination as a result of good reason. Under the plan:

•

“Cause” includes (i) the failure of an Eligible Employee to make a good faith effort to substantially perform his or her duties or an Eligible Employee’s insubordination with respect to a specific directive; (ii) an Eligible Employee’s dishonesty, negligence in the performance of his or her duties or engaging in willful misconduct, which in the case

Edgewell Proxy Statement	55

of any such negligence, has caused or is reasonably expected to result in direct or indirect material injury to our Company; (iii) breach by an Eligible Employee of any material provision of any written agreement with our Company or material violation of any Company policy; or (iv) an Eligible Employee’s commission of a crime that constitutes a felony or other crime of moral turpitude or fraud.

•

“Good reason” includes (i) a material diminution of an Eligible Employee’s base compensation or bonus opportunity; (ii) a material diminution of an Eligible Employee’s authority, duties, or responsibilities; or (iii) a change in the principal place of an Eligible Employee’s employment to a location that is more than 50 miles distant from the Eligible Employee’s then current principal place of employment.

Post-termination benefits for each named executive officer under the plan consist of a lump sum payment equal to:

•

the officer’s annual base salary plus a severance bonus equal to the short-term incentive plan bonus for the officer for the most recently completed fiscal year, except in the case of our Chief Executive Officer (Mr. Hatfield), our Chief Operating Officer (Mr. Hutchison) and our Chief Financial Officer (Mr. Little), where such payment will be equal to two times (for Mr. Hatfield) and 1.5 times (for Messrs. Hutchison and Little) the sum of the annual base salary and severance bonus;

•	the accrued but unpaid paid time off available to the officer; and
•

1.5 times the monthly premium cost for group health plan benefits for the officer multiplied by 12, except in the case of Mr. Hatfield, Mr. Hutchison and Mr. Little, where the health costs will be multiplied by 24, 18 and 18, respectively.

Such benefits are subject to reduction under certain circumstances, including to the extent necessary to avoid certain federal excise taxes. In addition, no benefits will be paid to the extent duplicative of benefits under a change of control or similar agreement with our Company.

The payment of benefits under the plan is conditioned upon, among other things, the officer executing a general release in our Company’s favor, which shall include confidentiality, non-solicitation, non-disparagement and non-competition obligations of the officer.

Estimated Payments and Benefits

Based on the assumptions set out above, the following sets forth estimated payments to our named executive officers upon a Qualifying Termination as of September 30, 2018 under the executive severance plan:

Name	Severance Salary Payment	Severance Bonus Payment	Health & Welfare Benefits	Accrued Paid Time Off	Total
Mr. Hatfield	$1,930,000	$570,858	$76,363	$207,846	$2,785,067
Mr. Little	$1,065,000	$798,750	$47,944	$ 84,654	$1,996,348
Mr. Hutchison	$ 870,000	$135,375	$34,084	$ 54,375	$1,093,834
Mr. Hill	$ 391,400	$ 60,100	$38,862	$ 61,721	$ 552,083

Former Officers

Former Chief Financial Officer. Ms. Sheldon served as our Chief Financial Officer through December 17, 2017. In connection with her departure, Ms. Sheldon received a severance payment in the amount of $1,040,294; an ESIP payout of $209,794; a deferred compensation payment of $854,568; and a SERP payout of $502,957. All unvested equity awards were forfeited.

Former Chief Administrative Officer. Mr. Conrad serve as our Chief Administrative Officer through November 30, 2017. In connection with his departure, Mr. Conrad received a severance payment in the amount of $509,340; an ESIP payout of $859,115; a deferred compensation payment of $7,684,433; and a SERP payout of $740,237. All unvested equity awards were forfeited.

56	Edgewell Proxy Statement

Change of Control of the Company

Our change of control agreements with each of the named executive officers have a term of either two or three years from their effective date (which term is automatically extended every year beginning the first year for an additional year unless our Compensation Committee elects to terminate an agreement at least 90 days prior to renewal). Mr. Hatfield has an agreement with a three-year term, while each of Messrs. Hutchison, Little and Hill have agreements with two-year terms. Each of these agreements provides that the officer will receive severance compensation in the event of his or her involuntary termination (including voluntary termination for good reason), other than for cause, within two years (for two-year agreements) or three years (for three-year agreements) following a change in control of our Company.

“Termination for cause” means a termination for willful breach of, or failure to perform, employment duties.

“Good reason” means, among other things, certain changes in the officer’s status or duties, failure to pay certain compensation or awards, relocation of his or her office, or improper termination.

A “Change of control” includes, among other things, acquisition of specified amounts of shares by any person, certain changes in the composition of our incumbent Board, approval of business combinations under certain circumstances, or other matters approved by our Board.

If the officer is terminated within 24 months (for two-year agreements) or 36 months (for three-year agreements) of the change of control, the severance compensation payable under the agreements consists of:

•

a lump sum payment in an amount equal to two times (for two-year agreements) or three times (for three-year agreements) the officer’s annual base salary and target bonus (defined as the most recent five-year actual bonus percentages awarded under short-term incentive plans multiplied by the greater of base salary at either termination or change of control, except under Mr. Little’s agreement where target bonus is defined as the average of the most recent five-year actual bonus percentages multiplied by the greater of base salary at either termination or change in control; provided that the percentage number utilized for the short-term incentive bonus for fiscal 2018 performance will be the greater of (i) the fiscal 2018 short-term incentive bonus percentage earned during that year, or (ii) the target bonus percentage for that year);

•	a pro rata portion of the officer’s target annual bonus for the year of termination;
•	lump-sum retirement plan payments; and
•	the continuation of other health, dental and welfare benefits for a period of two years (for two-year agreements) or three years (for three-year agreements) following the officer’s termination.

No severance payments under the agreements would be made in the event that an officer’s termination is voluntary (other than for good reason), is due to death, disability or normal retirement, or is for cause. For a period of two years (for two-year agreements) or three years (for three-year agreements) following termination of employment, the officers are each bound by a covenant not to compete, a non-solicitation covenant, and a covenant of confidentiality.

The agreements also provide that upon a termination within 24 months (for two-year agreements) or 36 months (for three-year agreements) of a change of control, outstanding equity awards held by each officer will accelerate and vest in accordance with the terms of the awards, even if the awards have a higher threshold for a “change of control.” Our equity awards generally define a “change of control” as an acquisition of 50% or more of the outstanding shares of our common stock. All of our equity awards outstanding on September 30, 2018 provide that 100% of the unvested award will accelerate and vest upon a change of control.

In the event that it is determined that a “golden parachute” excise tax is due under the Code, we will reduce the aggregate amount of the payments payable to an amount such that no such excise tax will be paid if the resulting amount would be greater than the after-tax amount if the payments were not so reduced.

Payments of cash would be made in a lump sum no sooner than six months following termination of employment, and benefits would be provided for a two-year period (for two-year agreements) or a three-year period (for three-year agreements) following termination.

Edgewell Proxy Statement	57

Estimated Payments and Benefits

Based on the assumptions set out above, the following chart sets forth estimated payments to our named executive officers upon termination following a change of control. If a change of control occurs but their employment is not terminated, the agreements provide a more limited value, as shown in the second chart below. The value of accelerated restricted stock equivalents reflects a stock price of $46.23 (the closing price of our common stock on September 28, 2018, the last trading day of our fiscal year). Stock market declines and vesting and forfeitures of unvested restricted stock equivalents since September 30, 2018 are not reflected in these valuations.

	Accelerated or Additional Benefits – Termination following Change of Control
Name	Cash Severance	Retirement Benefits	Restricted Stock Equivalents, Three-Year Performance Awards	Benefits	Excise Tax Reduction	Total
Mr. Hatfield	$6,896,633	$373,455	$3,103,959	$76,363	$0	$10,450,410
Mr. Little	$3,017,500	$165,325	$ 710,231	$42,617	($571,875) (1)	$ 3,363,798
Mr. Hutchison	$2,265,842	$121,800	$ 955,806	$30,297	$0	$ 3,373,745
Mr. Hill	$1,350,478	$ 75,148	$ 616,708	$51,816	$0	$ 2,094,150

(1)

It was determined that a “golden parachute” excise tax would be due under the Code for Mr. Little and, therefore, we reduced the aggregate amount of the payments that would be payable to an amount such that no excise tax would be due.

Accelerated Awards Upon a Change of Control (No Termination of Employment)
Name	Restricted Stock Equivalents (time-based and performance-based)
Mr. Hatfield	$3,103,959
Mr. Little	$ 710,231
Mr. Hutchison	$ 955,806
Mr. Hill	$ 616,708

Chief Executive Officer Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median total compensation of our employees and the total compensation of our Chief Executive Officer, Mr. Hatfield.

We selected September 30, 2018, the last day of our fiscal year, as the determination date for identifying the median employee and base pay as our consistently applied compensation measure (“CACM”). Using this CACM, we identified all employees whose base pay was estimated to be within a narrow range of the median. We selected an individual from this group as our median employee. The median employee selected has a total compensation of $42,571, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The total compensation of our Chief Executive Officer was $5,312,180. As a result, our estimate of the ratio of CEO pay to the median employee pay is 125 to 1.

The above pay ratio may not be comparable to the pay ratio disclosed by our peer companies due to differences in the geographic distribution of the workforce and nature of the work performed and differences in the methodology, reasonable estimates and assumptions we employed compared to different organizations.

58	Edgewell Proxy Statement

ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our shareholders to provide non-binding advisory approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. We encourage shareholders to review the “Compensation Discussion and Analysis” for details regarding our executive compensation programs. Our 2018 shareholder advisory vote on executive compensation was approved by a significant majority of shareholders, with approximately 95% of the votes cast in favor of the advisory resolution at our 2018 Annual Meeting of Shareholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices that we use. We believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests. Our compensation programs are designed to enable and reinforce our Company’s overall business strategy by aligning pay with achievement of short and long term financial and strategic objectives, while providing a competitive level of compensation which is needed to recruit, retain and motivate talented executives critical to our success. For a more detailed discussion of our fiscal 2018 compensation program, see “Executive Compensation – Compensation Discussion and Analysis.”

In particular, during fiscal 2018, the NECC:

•

Established a short-term performance incentive plan for fiscal 2018 for the named executive officers that provided an annual cash bonus based upon satisfaction of performance targets measured under multiple metrics:

○	Adjusted EBITDA, to encourage the executives to deliver on bottom-line results;
○	Adjusted net sales growth, to reward top-line growth and strong operating performance; and
○	Adjusted net working capital as a percentage of net sales, to encourage improved management of working capital.

This short-term incentive program resulted in a combined weighted payout of 68.3% of the target bonus amount for our executive officers based on outcomes under these performance metrics, reinforcing our ‘pay for performance’ philosophy that makes executive compensation significantly contingent upon achievement of performance goals.

•

Approved long-term incentive plan grants of performance-based and time-based restricted stock equivalents and stock options. The PRSEs are subject to satisfaction of specified Adjusted EPS performance targets for our Company’s 2020 fiscal year and specified cumulative FCF as a percent of cumulative Adjusted Net Sales for the three-year period commencing on October 1, 2017 and ending on September 30, 2020, making the vesting of this award contingent upon our executives delivering significant compounded earnings growth and sales growth over the three-year measuring period. With two-thirds of the value of the long-term incentive awards consisting of PRSEs and stock options, the Compensation Committee believes it has emphasized our compensation principle of ‘alignment with shareholder interests,’ with our executives’ long-term incentive compensation tied directly to successful Company performance and the best interests of our shareholders.

•	As a strong deterrent against compensation-related risk-taking on the part of our executive officers, and to encourage behavior that supports sustainable value creation for our shareholders:

○

our Board adopted the Recoupment Policy, allowing our Company to recoup overpayments of incentive compensation from any executive officer who engages in misconduct that causes or contributes, directly or indirectly, to the restatement of our Company’s reported results due to non-compliance with financial reporting requirements under the securities laws; and

○

revised our insider trading policy to explicitly prohibit our executive officers (and all of our employees) from purchasing Edgewell securities on margin, holding Edgewell securities in a margin account, hedging Edgewell securities or pledging Edgewell securities as collateral.

Edgewell Proxy Statement	59

•

Revised the change in control agreements with our executive officers to make these agreements more in line with current market practices, and more favorable to our Company. Changes to the agreements included eliminating tax gross-up payment provisions, narrowing the definition of change of control, narrowing the definition of good reason, making payment of a prorated short-term bonus contingent on both change of control and termination of employment, eliminating post-termination availability of perquisites and fringe benefits, eliminating credit of additional years of service under Company pension plans, and requiring execution of a general release in our Company’s favor as a condition to receipt of benefits.

Our Board believes our Company’s overall compensation process effectively implements its compensation philosophy and achieves its goals. Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:

RESOLVED, that the shareholders of Edgewell approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for approval of the advisory vote on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT UNDER “EXECUTIVE COMPENSATION.”

60	Edgewell Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of our Company’s existing compensation plans as of September 30, 2018:

Plan Category	(1) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1), and as Noted Below)
Equity compensation plans approved by security holders	1,192,123	$88.77	5,221,100
Equity compensation plans not approved by security holders	None	n/a	None
Total	1,192,123	$88.77	5,221,100

(1)

The number of securities to be issued upon exercise of outstanding options, warrants and rights shown above, as of September 30, 2018, includes 724,868 restricted stock equivalents which have been granted under the terms of our Company’s 2000 Incentive Stock Plan (pursuant to which no further equity awards may be made), our Company’s 2009 Stock Plan and our 2018 Incentive Stock Plan, and 467,255 stock option awards which have been granted under the terms of the 2009 Stock Plan.

(2)	The weighted average exercise price does not take into account securities which will be issued upon conversion of outstanding restricted stock equivalents.

(3)

This number only reflects securities available under the 2018 Incentive Stock Plan. Under the terms of that plan, any awards other than options, phantom stock options or stock appreciation rights are to be counted against the reserve available for issuance in a 1.95 to 1 ratio.

Edgewell Proxy Statement	61

STOCK OWNERSHIP INFORMATION

FIVE PERCENT OWNERS OF COMMON STOCK

The following table shows, as of September 30, 2018, the holdings of our Company’s common stock by any entity or person known to our Company to be the beneficial owner of more than 5% of the outstanding shares of our Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding (1)
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	8,423,402	(2)	15.0%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	4,811,774	(3)	8.73%
GAMCO Investors, Inc. One Corporate Center, Rye, NY 10580-1435	2,720,995	(4)	5.04%
JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017	3,286,127	(5)	5.9%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	5,431,754	(6)	10.0%

(1)	On September 30, 2018, there were 54,040,386 shares of our Company’s common stock outstanding.

(2)

As reported in a statement on Schedule 13G/A filed with the SEC on January 23, 2018, BlackRock, Inc. and related entities reported, as of December 31, 2017, sole voting power over 8,164,443 shares, shared voting power over 3,547 shares, sole dispositive power over 8,419,855 shares and shared dispositive power over 3,547 shares.

(3)

As reported in a statement on Schedule 13G/A filed with the SEC on February 9, 2018, The Vanguard Group and related entities reported, as of December 31, 2017, sole voting power over 30,167 shares, shared voting power over 6,700 shares, sole dispositive power over 4,779,179 shares and shared dispositive power over 32,595 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 25,527 shares, or 0.04%, of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 11,340 shares, or .02%, of our common stock as a result of its serving as investment manager of Australian investment offerings.

(4)

As reported in a statement on Schedule 13D/A filed with the SEC on November 27, 2018, GAMCO Investors, Inc. reported, as of November 26, 2018 that Gabelli Funds, LLC, a wholly-owned subsidiary of GAMCO Investors, Inc., is the beneficial owner of 903,000 shares of our common stock with sole voting and dispositive power over those shares. GAMCO Asset Management Inc., a wholly-owned subsidiary of GAMCO Investors, Inc., is the beneficial owner of 1,811,025 shares of our common stock with sole voting power over 1,701,675 and sole dispositive power over 1,811,025 shares. GGCP, Inc., a wholly-owned subsidiary of GAMCO Investors, Inc., is the beneficial owner of 1,300 shares of our common stock with sole voting and dispositive power over those shares. Gabelli & Company Investment Advisers, Inc. is the beneficial owner of 2,200 shares of our common stock with sole voting and dispositive power over those shares. Mario J. Gabelli is the beneficial owner of 1,100 shares of our common stock with sole voting and dispositive power over those shares. MJG Associates, Inc. is the beneficial owner of 1,600 shares of our common stock with sole voting and dispositive power over those shares. Associated Capital Group, Inc. is the beneficial owner of 770 shares of our common stock with sole voting and dispositive power over those shares.

(5)

As reported in a statement on Schedule 13G filed with the SEC on January 9, 2018, JPMorgan Chase & Co. reported, as of December 29, 2017, sole voting power over 3,198,353 shares and sole dispositive power over 3,286,127 shares.

(6)

As reported in a statement on Schedule 13G/A filed with the SEC on March 12, 2018, T. Rowe Price Associates, Inc. reported as of March 12, 2018, sole voting power over 1,268,301 shares and sole dispositive power over 5,431,754 shares. T. Rowe Price Mid-Cap Value Fund, Inc., a wholly-owned subsidiary of T. Rowe Price Associates, Inc., reported sole voting power over 2,856,932 shares.

62	Edgewell Proxy Statement

OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The table below contains information regarding beneficial common stock ownership by our directors, named executive officers, and directors and executive officers as a group as of November 23, 2018. It does not reflect any changes in ownership that may have occurred after that date. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated, directors and executive officers named in the table below have sole voting and investment power with respect to the shares set forth in the table and none of the stock included in the table is pledged. The table also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested restricted stock equivalents into shares of common stock.

Directors and Executive Officers (1)	Shares Beneficially Owned	% of Shares Outstanding (2) (*denotes less than 1%)
Robert W. Black (3)	0	*
George Corbin (4)	0	*
Daniel J. Heinrich (5)	17,789	*
Carla C. Hendra (6)	6,731	*
R. David Hoover (7)	57,912	*
John C. Hunter, III (8)	28,506	*
James C. Johnson (9)	9,801	*
Elizabeth Valk Long (10)	5,406	*
Joseph D. O’Leary (11)	0	*
Rakesh Sachdev (12)	6,731	*
Gary K. Waring (13)	0	*
David P. Hatfield (14)	295,271	*
Rod R. Little (15)	0	*
Colin A. Hutchison (16)	54,904	*
John N. Hill (17)	52,031	*
All Executive Officers and Directors as a Group (16 persons)	535,082	*

(1)

As previously stated, Mr. Conrad departed our Company on November 30, 2017, Ms. Sheldon departed our Company on January 31, 2018, Ms. Dreyer departed our Company on April 16, 2018, and Mr. Bender retired from our Company on September 30, 2018. Therefore, they are not included in the table.

(2)

The number of shares outstanding for purposes of this calculation was the number outstanding as of November 23, 2018 plus the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days of that date, by the applicable officer or director, the conversion of vested restricted stock equivalents as well as equivalents that vest within 60 days of that date and the number of stock equivalents held in the deferred compensation plan.

(3)	Mr. Black holds 2,520 unvested restricted stock equivalents which are not included here.
(4)	Mr. Corbin holds 2,520 unvested restricted stock equivalents which are not included here.
(5)

For Mr. Heinrich: includes (i) 4,530 shares owned by Mr. Heinrich; (ii) 8,078 vested restricted stock equivalents deferred until retirement from our Board; (iii) 3,109 units held in the Deferred Compensation Plan; and (iv) 2,072 unvested restricted stock equivalents that will convert into shares of our common stock on January 2, 2019.

Edgewell Proxy Statement	63

(6)

For Ms. Hendra: includes (i) 4,659 vested restricted stock equivalents deferred until retirement from our Board, and (ii) 2,072 unvested restricted stock equivalents that will convert into shares of our common stock on January 2, 2019.

(7)

For Mr. Hoover: includes (i) 10,885 shares owned by Mr. Hoover; (ii) 13,669 vested restricted stock equivalents deferred until retirement from our Board; (iii) 31,286 units held in the Deferred Compensation Plan; and (iv) 2,072 unvested restricted stock equivalents that will convert into shares of our common stock on January 2, 2019.

(8)

For Mr. Hunter: includes (i) 6,603 shares owned by Mr. Hunter; (ii) 3,045 vested restricted stock equivalents deferred until retirement from our Board; (iii) 16,786 units held in the Deferred Compensation Plan; and (iv) 2,072 unvested restricted stock equivalents that will convert into shares of our common stock on January 2, 2019.

(9)

For Mr. Johnson: includes (i) 1,000 shares owned by Mr. Johnson; (ii) 6,561 vested restricted stock equivalents deferred until retirement from our Board; (iii) 168 units held in the Deferred Compensation Plan; and (iv) 2,072 unvested restricted stock equivalents that will convert into shares of our common stock on January 2, 2019.

(10)

For Ms. Long: includes (i) 2,320 vested restricted stock equivalents deferred until retirement from our Board; (ii) 1,014 units held in the Deferred Compensation Plan; and (iii) 2,072 unvested restricted stock equivalents that will convert into shares of our common stock on January 2, 2019.

(11)	Mr. O’Leary holds 2,840 unvested restricted stock equivalents which are not included here.
(12)

For Mr. Sachdev: includes (i) 4,659 vested restricted stock equivalents deferred until retirement from our Board; and (ii) 2,072 unvested restricted stock equivalents that will convert into shares of our common stock on January 2, 2019.

(13)	Mr. Waring holds 2,840 unvested restricted stock equivalents which are not included here.
(14)

For Mr. Hatfield: includes (i) 18,619 shares owned by Mr. Hatfield; (ii) 52,377 shares held in a family trust; (iii) 52,238 vested restricted stock equivalents deferred until retirement; and (iv) 172,037 vested but unexercised stock options. Does not include 38,848 unvested restricted stock equivalents; 317,271 unvested performance stock equivalents or 94,597 unvested stock options.

(15)	Mr. Little holds 22,388 in unvested restricted stock equivalents; 79,607 unvested performance stock equivalents and 15,421 unvested stock options, which are not included here.
(16)

For Mr. Hutchison: includes (i) 23,471 shares owned by Mr. Hutchison; and (ii) 31,433 vested but unexercised stock options. Does not include 11,866 unvested restricted stock equivalents; 103,157 unvested performance stock equivalents; or 28,831 unvested stock options.

(17)

For Mr. Hill: includes (i) 22,808 shares owned by Mr. Hill; and (ii) 29,223 vested but unexercised stock options. Does not include 6,520 unvested restricted stock equivalents; 63,550 unvested performance stock equivalents; or 16,701 unvested stock options.

64	Edgewell Proxy Statement

ADDITIONAL INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a written policy regarding the review and approval or ratification of transactions involving our Company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning 5% or more of our outstanding common stock, each of whom is referred to as a related party. The policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $100,000 in any calendar year. Under the policy, the Audit Committee of our Board is responsible for reviewing and approving, or ratifying, the material terms of any related party transactions. The committee is charged with determining whether the terms of the transaction are any less favorable than those generally available from unaffiliated third parties and determining the extent of the related party’s interest in the transaction.

In adopting the policy, our Board reviewed certain types of related party transactions described below and determined that they should be deemed to be pre-approved, even if the aggregate amount involved might exceed $100,000:

•

officer or director compensation which would be required to be disclosed under Item 402 of the SEC’s compensation disclosure requirements, and expense reimbursements to these individuals in accordance with our policy;

•

transactions with another company at which a related party serves as an employee, director, or holder of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues;

•

charitable contributions to a charitable trust or organization for which a related party serves as an employee, officer or director, if the annual contributions by us do not exceed the greater of $100,000 or 2% of the organization’s total annual receipts;

•

transactions in which all of our shareholders receive proportional benefits, the rates or charges involved are determined by competitive bids, the transaction involves obtaining services from a regulated entity at rates fixed by law, or the transaction involves bank services as a depositary of funds, transfer agent or registrar, or similar services; and

•

transactions related to our joint ownership of corporate aircraft, including reimbursement of expenses associated with ownership or use of the aircraft, provided that the terms of ownership and reimbursement were previously approved by our Board.

Our legal department is primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions. During fiscal 2018, there were no transactions with executive officers, directors or their immediate family members which were in an amount in excess of $100,000, and in which any such person had a direct or indirect material interest.

Edgewell Proxy Statement	65

OTHER BUSINESS

Our Board knows of no business which will be presented at the Annual Meeting other than that described above. Our bylaws provide that shareholders may nominate candidates for director or present a proposal or bring other business before an annual meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s meeting, as described under “Shareholder Proposals for 2020 Annual Meeting.”

DELIVERY OF DOCUMENTS

Householding of Annual Meeting Materials. The SEC has approved a rule permitting the delivery of a single Notice Regarding the Availability of Proxy Materials, and set of Annual Reports and Proxy Statements (if paper copies of such documents have been delivered or requested), to any household at which two or more shareholders reside, unless we have received contrary instructions from one or more of the shareholders residing in such household. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive, as well as our expenses. In order to take advantage of this opportunity, we will deliver only one copy of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and related Annual Report (if paper copies of such documents have been delivered or requested), to multiple shareholders who share an address, unless we receive contrary instructions from the impacted shareholders prior to the mailing date. If you prefer to receive separate copies of our Notice Regarding the Availability of Proxy Materials, our Proxy Statement or Annual Report, either now or in the future, we will promptly deliver, upon your written or oral request submitted as set forth below, a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report, as applicable and as requested, to any shareholder at your address to which a single copy was delivered. If you and other shareholders in your household are currently receiving multiple copies of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and our Annual Report (if paper copies of such documents have been delivered or requested), and would like only one copy to be sent to your household, upon your written or oral request, we will discontinue delivering multiple copies of such document(s) to your household and only deliver one copy. Notice should be given to the Corporate Secretary, Edgewell Personal Care Company, 6 Research Drive, Shelton, Connecticut 06484, Telephone No. (203) 944-5500.

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Any proposals to be presented at the 2020 Annual Meeting of Shareholders (“2020 Annual Meeting”), which is expected to be held on January 31, 2020, must be received by our Company, directed to the attention of our Corporate Secretary, no later than August 22, 2019 in order to be included in our Company’s Proxy Statement and form of proxy for that meeting under Rule 14a-8 of the Exchange Act. Upon receipt of any proposal, our Company will determine whether or not to include the proposal in the Proxy Statement and proxy card in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the SEC.

In order for a shareholder to nominate a candidate for director under our bylaws, timely notice of the nomination must be received by us in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the first anniversary of the prior year’s meeting. For the 2020 Annual Meeting, the notice would have to be received between October 4, 2019 and November 3, 2019. However, in the event that (i) no annual meeting is held in 2019, or (ii) the date of the 2020 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the Annual Meeting, notice must be received no earlier than the 120th day prior to the date of the 2020 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the 2020 Annual Meeting, or the seventh day following the day on which notice of the date of the meeting was mailed or on which public notice of the meeting was given. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election, information required by our bylaws, including:

•	the nominee’s name, age, business and residential address;
•	the nominee’s principal occupation for the previous five years;
•	the nominee’s consent to being named as a nominee and to serving on our Board;

66	Edgewell Proxy Statement

•

the nominee’s “disclosable interests” as of the date of the notice (which information shall be supplemented by such person, if any, not later than ten days after the record date of the 2020 Annual Meeting to disclose such ownership as of the record date), which includes:

○

shares of common stock; options, warrants, convertible securities, stock appreciation rights, or similar rights with respect to our common stock; any proxy, contract, arrangement, understanding, or relationship conveying a right to vote common stock;

○	any short interest with respect to our common stock;
○	any derivative instruments held by a partnership in which the nominee has a partnership interest;
○	rights to any performance-related fee based on any increase or decrease in the value of our common stock or any related derivative instrument; and

•	a description of all monetary or other material agreements, arrangements or understandings between the nominating shareholder and the nominee during the prior three years.

In addition, the nominating shareholder must provide their name and address and disclosable interests (as such term is described above). The shareholder must be present at the Annual Meeting of Shareholders at which the nomination is to be considered and must provide a completed questionnaire regarding the nominee’s background and qualification and compliance with our corporate governance, conflict of interest, and other pertinent policies and guidelines. To assist in the evaluation of shareholder-recommended candidates, the Corporate Governance Committee may request that the shareholder provide certain additional information required to be disclosed in our Company’s proxy statement under Regulation 14A of the Exchange Act.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by our Company during the same period as director nominations described above. Such notice must include a description of the proposed business and the reasons for the proposal, the name and address of the shareholder making the proposal, any financial or other interests of the shareholder in the proposal made, and the shareholder’s disclosable interests. These requirements are separate from the requirements a shareholder must meet to have a proposal included in our Company’s proxy statement.

In each case, the notice must be given to our Corporate Secretary, whose address is Edgewell Personal Care Company, 6 Research Drive, Shelton, Connecticut 06484. A copy of our bylaws will be provided without charge upon written request to our Corporate Secretary.

By order of the Board of Directors,

Marisa Iasenza Chief Legal Officer & Corporate Secretary

December 20, 2018

Edgewell Proxy Statement	67

Edgewell Personal Care Company

6 Research Drive

Shelton, CT 06484

Tel: 203-944-5500

www.edgewell.com

©2018 Edgewell

EDGEWELL PERSONAL CARE COMPANY

6 RESEARCH DRIVE

SHELTON, CT 06484

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 31, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 31, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E54115-P15130 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

EDGEWELL PERSONAL CARE COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS
1, 2 AND 3:

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. David P. Hatfield	☐	☐	☐			For	Against	Abstain

	1b. Robert W. Black	☐	☐	☐		1j. Joseph D. O’Leary	☐	☐	☐

	1c. George R. Corbin	☐	☐	☐		1k. Rakesh Sachdev	☐	☐	☐

	1d. Daniel J. Heinrich	☐	☐	☐		1l. Gary K. Waring	☐	☐	☐

	1e. Carla C. Hendra	☐	☐	☐	2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal 2019.	☐	☐	☐
	1f. R. David Hoover	☐	☐	☐

	1g. John C. Hunter, III	☐	☐	☐	3.	To cast a non-binding advisory vote on executive compensation.	☐	☐	☐

	1h. James C. Johnson	☐	☐	☐

	1i. Elizabeth Valk Long	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —  — — — — — —

E54116-P15130

EDGEWELL PERSONAL CARE COMPANY

Annual Meeting of Shareholders

February 1, 2019, 8:30 AM, Eastern Time

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) David P. Hatfield and Marisa Iasenza, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EDGEWELL PERSONAL CARE COMPANY that the shareholder(s) is /are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, Eastern Time on February 1, 2019, at the Hyatt Regency, 5001 Coconut Road, Bonita Springs, Florida 34134, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side